Exhibit 10.1

Execution Version

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of June 27, 2023

among

1-800-FLOWERS.COM, INC.,

The SUBSIDIARY BORROWERS Party Hereto,

The GUARANTORS Party Hereto,

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A. and
WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent

and

BANK OF AMERICA, N.A.,

TD BANK, N.A. and

CITIBANK, N.A.

as Co-Documentation Agents

TABLE OF CONTENTS

i

SCHEDULE 1.01(a)	– Commitments
SCHEDULE 1.01(b)	– Mortgaged Properties
SCHEDULE 4.06(a)	– Litigation
SCHEDULE 4.06(b)	– Environmental Matters
SCHEDULE 4.14	– Subsidiaries
SCHEDULE 7.01	– Existing Indebtedness; Existing Letters of Credit
SCHEDULE 7.02	– Existing Liens
SCHEDULE 7.06	– Existing Investments
SCHEDULE 7.09	– Restrictive Agreements
SCHEDULE 10.01	– Addresses for Notices

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B-1	Form of Term Loan Note
EXHIBIT B-2	Form of Revolving Credit Note
EXHIBIT C	Form of Subsidiary Joinder Agreement
EXHIBIT D-1	Form of Subsidiary Borrower Designation Letter
EXHIBIT D-2	Form of Termination Letter
EXHIBIT E	Form of U.S. Tax Compliance Certificate
EXHIBIT F	Form of Solvency Certificate

ii

THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 27, 2023 (this “Agreement”), among 1-800-FLOWERS.COM, INC., the SUBSIDIARY BORROWERS party hereto, the GUARANTORS party hereto, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

W I T N E S S E T H :

WHEREAS, the Company (as hereinafter defined) entered into that certain Second Amended and Restated Credit Agreement, dated as of May 31, 2019 (as amended by the First Amendment, dated as of August 20, 2020, the Second Amendment, dated as of November 8, 2021, the Third Amendment, dated as of August 29, 2022, and as further amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among the Company, the subsidiary borrowers party thereto, the guarantors party thereto, the several lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent;

WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement, which Agreement shall become effective upon the satisfaction of the conditions precedent set forth in Section 5.01 hereof;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement and that this Agreement amend and restate in its entirety the Existing Credit Agreement;

NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree that on the Third Restatement Effective Date (as defined below), the Existing Credit Agreement shall be amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptance Fee” has the meaning set forth in Section 2.14(d).

“Acceptances” has the meaning set forth in Section 2.08(a).

“Acquisition” mean the acquisition by the Company or any other Loan Party of (a) Capital Stock of any other Person if, after giving effect thereto, (i) at least 80% of the Capital Stock of such other Person is owned by the Company or any other Loan Party, (ii) such other Person is consolidated with the Company in accordance with GAAP and (iii) such other Person is a Subsidiary Guarantor, (b) all or substantially all of the assets of any other Person or (c) assets constituting one or more business units and/or divisions of any other Person.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement Currency” has the meaning set forth in Section 10.19.

“Alternate Base Rate” means, on any date, a fluctuating interest rate per annum equal to the greatest of: (a) the Prime Rate in effect on such day, (b) the NYFRB Rate plus ½ of 1% and (c) the Adjusted Term SOFR Rate for one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or, if such day is not a U.S. Government Securities Business Day, the next preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Adjusted Term SOFR Rate or the NYFRB Rate shall be effective from and including the effective date of such change in the Prime Rate, the Adjusted Term SOFR Rate or the NYFRB Rate, respectively. If the Alternative Base Rate is being used as an alternative rate of interest pursuant to Section 2.16, then the Alternative Base Rate shall be the greater of (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternative Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Ancillary Document” has the meaning set forth in Section 10.06.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act, as amended.

“Applicable Increase” means (x) 0.75 to 1.00 for the Reference Period ending on the last day of the fiscal quarter in which a Material Acquisition is consummated and the Reference Period ending on the last day of the first full fiscal quarter following the consummation of such Material Acquisition, (y) 0.50 to 1.00 for the Reference Periods ending on the last day of the second and third full fiscal quarters following the consummation of such Material Acquisition and (z) 0.25 to 1.00 for the Reference Periods ending on the last day of the fourth and fifth full fiscal quarters following the consummation of such Material Acquisition (it being understood that no Applicable Increase shall apply for any Reference Period ending on or after the last day of the sixth full fiscal quarter following the applicable Material Acquisition).

“Applicable Percentage” means with respect to any Lender, the percentage of the total Commitments or Loans of all Classes hereunder represented by the aggregate amount of such Lender’s Commitments or Loans of all Classes hereunder; provided that for purposes of Section 2.23 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Term Benchmark Loan, or with respect to the commitment fees or acceptance fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Term Benchmark Spread/Acceptance Fee” or “Commitment Fee Rate”, respectively, based upon the Consolidated Leverage Ratio as of the most recent determination date:

Consolidated Leverage Ratio:	ABR Spread	Term Benchmark Spread/Acceptance Fee	Commitment Fee Rate
Category 1 Greater than 3.50:1.00	1.50%	2.50%	0.35%
Category 2 Greater than 2.50:1.00 but less than or equal to 3.50:1.00	1.25%	2.25%	0.30%
Category 3 Greater than 1.50:1.00 but less than or equal to 2.50:1.00	1.00%	2.00%	0.25%
Category 4 Less than or equal to 1.50:1.00	0.75%	1.75%	0.20%

For purposes of the foregoing, (i) the Consolidated Leverage Ratio shall be determined as of the end of each fiscal quarter of the Company based upon the Company’s consolidated financial statements delivered pursuant to Section 6.01(a) or (b) of this Agreement (and the related compliance certificate delivered pursuant to Section 6.01(c) of this Agreement) and (ii) each change in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall be effective during the period commencing on and including the date three Business Days after delivery to the Administrative Agent of such consolidated financial statements and compliance certificate indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Consolidated Leverage Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) if the Company fails to deliver the consolidated financial statements (and related compliance certificate) required to be delivered by it pursuant to Section 6.01(a), (b) and/or (c), during the period from the expiration of the time for delivery thereof specified in such Sections until such financial statements and compliance certificate are delivered. In the event that any financial statement or certification delivered pursuant to Section 6.01 is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, the Borrowers shall immediately (a) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (b) determine the Applicable Rate for such Applicable Period based upon the corrected compliance certificate, and (c) immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto. It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Loan Documents.

“Applicable Withholding Agent” has the meaning set forth in Section 2.19(a).

“Approved Fund” means any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (g) or (h) of Section 7.04) that yields gross proceeds to the Company or its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

“Assignment and Assumption” means an assignment and assumption entered into by an assignee (with the consent of any party whose consent is required by Section 10.04) and, except as otherwise set forth in Section 2.21(b), the relevant Lender, in each case, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Assuming Revolving Credit Lender” has the meaning set forth in Section 2.11(c).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.16.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any Affiliate of any Lender: (a) commercial credit cards, other commercial cards, purchase cards and merchant card services, (b) stored value cards, (c) treasury management services or other payment services (including, without limitation, electronic payment service, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Benchmark” means, initially, with respect to any Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.16.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)         the Adjusted Daily Simple SOFR; or

(2)         the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Company, decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent, in consultation with the Company, determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent, in consultation with the Company, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)         in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)         in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Subsidiary Borrower, as applicable.

“Borrower Guaranteed Obligations” has the meaning set forth in Section 3.01(b).

“Borrower Obligations” means, with respect to any Borrower, all of the Obligations of such Borrower.

“Borrowing” means (a) all ABR Loans of the same Class made, converted or continued on the same date or (b) all Term Benchmark Loans of the same Class that have the same Interest Period.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.06.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day, in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate.

“Capital Expenditures” means, for any period, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made by the Company or any of its Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP; provided that, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, there shall be excluded from Capital Expenditures expenditures made by the Company and its Subsidiaries from and after the Third Restatement Effective Date in connection with logistical and distribution automation projects, in an aggregate amount not to exceed $30,000,000 (with amounts excluded in respect of such projects in any applicable Reference Period to be equal to the actual expenditures during such Reference Period); provided further, that for purposes of calculating the Consolidated Fixed Charge Coverage Ratio for any applicable Reference Period, any expenditures made by the Company and its Subsidiaries prior to the Third Restatement Effective Date that would have been excluded in the calculation of “Consolidated Fixed Charge Coverage Ratio” as defined in the Existing Credit Agreement pursuant to the proviso to the definition of “Capital Expenditures” in the Existing Credit Agreement shall continue to be excluded hereunder for such applicable Reference Period only for so long as such would have been excluded under the Existing Credit Agreement.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalent” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition; and

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the First Restatement Effective Date) (other than James F. McCann, Christopher G. McCann and their respective descendants and/or trusts for their benefit and any other Person Controlled by any of the foregoing (collectively, the “McCann Group”)), of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed or approved for election as directors by directors so nominated or (c) the McCann Group (as defined above) shall cease to own a majority of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Third Restatement Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Third Restatement Effective Date or (c) compliance by any Lender or any Issuing Lender (or, for purposes of Section 2.17(b), by any lending office of such Lender or by such Lender’s or such Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Third Restatement Effective Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Revolving Credit Loans or Incremental Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Term Commitment or a Revolving Credit Commitment.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means as to any Lender, the sum of the Term Commitment and the Revolving Credit Commitment of such Lender.

“Co-Documentation Agents” means the Co-Documentation Agents identified on the cover page of this Agreement.

“Company” means 1-800-FLOWERS.COM, Inc., a Delaware corporation.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business and any impairment charges, writeoffs or write-downs), (f) any non-cash stock-based compensation expense relating to stock options and restricted stock granted to employees or directors, (g) any non-cash charges resulting from writeoffs or write-downs of inventory during such period directly or indirectly attributable to Acquisitions permitted under this Agreement, (h) any non-recurring legal fees and settlement costs of up to $5,000,000 in the aggregate incurred on or prior to the date that is 18 months from the Third Restatement Effective Date, (i) the amount of cost savings and synergies projected by the Company in good faith to be realized in connection with any Acquisition (calculated on a pro forma basis in accordance with Article 11 of Regulation S-X of the Securities Act of 1933 as though such cost savings, and synergies had been realized on the first day of such period and as if such cost savings and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that the aggregate amount of such cost savings and synergies added pursuant to this clause (i) shall not exceed 10% of Consolidated EBITDA for the applicable Reference Period as calculated without giving effect to such adjustments; provided further that in the case of such cost savings and synergies that are not permitted by Article 11 of Regulation S-X, the Company may include such additional cost savings and synergies in connection with any Acquisition as long as it delivers a duly completed certificate signed by a Responsible Officer of the Company to the Administrative Agent together with the certificate required to be delivered pursuant to Section 6.01(c), certifying that such cost savings and synergies are reasonably identifiable, quantifiable, factually supportable and reasonably anticipated to be realizable in the good faith judgment of the Company within 18 months after the consummation of such Acquisition, which is expected to result in such cost savings or synergies; and provided further no cost savings and synergies shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period and (j) the amount of all other non-cash charges, losses or expenses for such period, and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (ii) any other non-cash income and (b) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.

For the purposes of calculating Consolidated EBITDA for any Reference Period, (x) if at any time during such Reference Period the Company or any Subsidiary shall have made any Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (y) if during such Reference Period the Company or any Subsidiary shall have made an Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Acquisition occurred on the first day of such Reference Period.

“Consolidated Fixed Charge Coverage Ratio” means, at any date, the ratio of (a) Consolidated EBITDA for the Reference Period ended on, or most recently ended prior to, such date, plus, without duplication and to the extent reflected as a charge in the statement of Consolidated Net Income for such Reference Period, Consolidated Lease Expenses for such Reference Period, minus, Capital Expenditures made during such Reference Period (except to the extent financed with proceeds of Indebtedness that has not been repaid), to (b) Consolidated Fixed Charges for such Reference Period.

“Consolidated Fixed Charges” means, for any period, the sum of (i) Consolidated Interest Expense for such period plus (ii) Consolidated Lease Expenses for such period plus (iii) Restricted Payments made under Section 7.07(d) during such period plus (iv) the next four regularly scheduled payments of principal of Indebtedness scheduled to occur in the period of four consecutive fiscal quarters commencing on such date. For the avoidance of doubt, the foregoing clause (iv) shall not include any payments of principal of outstanding Revolving Credit Loans.

“Consolidated Funded Debt” means, at any date, all Indebtedness of the Company and its Subsidiaries that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), minus (i) interest income of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and (ii) writeoff of debt issuance costs, including without limitation all commissions, discounts and other fees and charges related to, or as a result of, the Existing Credit Agreement and the entering into of this Agreement incurred during the Company’s fiscal year 2023.

“Consolidated Lease Expenses” means, for any period, the aggregate amount of fixed and contingent rentals payable by the Company or any Subsidiary for such period with respect to operating leases of real and personal property, minus the aggregate amount of cash rentals received by the Company or any Subsidiary in respect of subleases of any such property for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means, at any date, the ratio of (a) the aggregate principal amount of all Consolidated Funded Debt on such date to (b) Consolidated EBITDA for the Reference Period ended on, or most recently ended prior to, such date.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (b) the undistributed earnings of any Subsidiary of the Company (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 10.18.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund its portion of any Borrowing, or any portion of its participation in any Letter of Credit or Acceptance, within three Business Days of the date on which it shall have been required to fund the same, unless the subject of a good faith dispute based on a reasonable determination under the circumstances between the applicable Borrower and such Lender, (b) notified the Company, the Administrative Agent, any Issuing Lender or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within three Business Days after reasonable request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (unless the subject of a good faith dispute based on a reasonable determination under the circumstances between the relevant Borrower and such Lender) and participations in then outstanding Letters of Credit and Acceptances; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (e) (i) been (or has a parent company that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless in the case of any Lender referred to in this clause (e) the Borrowers, the Administrative Agent and each Issuing Lender shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder, or (f) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or its parent by a Governmental Authority.

“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule 4.06(a) and the environmental matters disclosed in Schedule 4.06(b).

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof through one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise (excluding the sale by the Company of its own Capital Stock).

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Company organized or incorporated under the laws of any jurisdiction within the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to pollution or protection of the environment and public health (to the extent relating to exposure to Hazardous Material), preservation or reclamation of natural resources, including those relating to the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary arising under any Environmental Law and resulting from (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of Capital Stock of any class or type of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, each as amended and modified from time to time.

“ERISA Affiliate” means (a) any entity, whether or not incorporated, that is under common control with any Borrower within the meaning of Section 4001(a)(14) of ERISA and (b) any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Pension Plan of a non-exempt Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan, or the failure by any Borrower or any of their ERISA Affiliates to make any required contribution to a Multiemployer Plan; (e) the incurrence by any Borrower or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (f) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the receipt by any Borrower or any of their ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by any Borrower or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (i) the receipt by any Borrower or any of their ERISA Affiliates of any notice from any plan administrator of any Multiemployer Plan concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (j) the imposition of liability on any Borrower or any of their respective ERISA Affiliates pursuant to Section 4062(e) of ERISA with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VIII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means (i) any Domestic Subsidiary acquired pursuant to a Permitted Acquisition or Investment that is subject to Indebtedness permitted to be assumed under Section 7.01(d) and any Domestic Subsidiary thereof acquired in connection therewith that guarantees such Indebtedness, in each case to the extent, and so long as, such Indebtedness prohibits such Domestic Subsidiary from becoming a Guarantor, (ii) any Domestic Subsidiary that is prohibited by any applicable law, rule or regulation, or by any contractual obligation existing on the Third Restatement Effective Date or on the date any such Domestic Subsidiary is acquired or organized (so long as, in respect of any such contractual prohibition, such prohibition is not incurred in contemplation of the Third Restatement Effective Date or such acquisition or organization, as applicable), in each case from guaranteeing the Obligations (and for so long as such restriction or any replacement or renewal thereof is in effect), or which would require governmental (including regulatory) or applicable works council consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, or for which the provision of a guarantee or grant of a Lien would result in adverse tax consequences to the Company or one of its Subsidiaries (as reasonably determined by the Company in consultation with the Administrative Agent), and (iii) each Immaterial Subsidiary; provided that any such Domestic Subsidiary shall cease to be an Excluded Subsidiary at such time as clauses (i), (ii) or (iii) above cease to apply.

“Excluded Swap Obligation” means with respect to any Loan Party, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) its net income and franchise or similar Taxes imposed by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or as a result of any other present or former connection with such jurisdiction (other than any such connections arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Documents), (b) any branch profits Taxes imposed on any Lender by the United States of America or any similar Tax imposed by a jurisdiction described in clause (a), (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.21(b)), any United States withholding Tax (i) that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding Tax pursuant to Section 2.19(a), or (ii) that is attributable to the Foreign Lender’s failure to comply with Section 2.19(e), and (d) any Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning set forth in the recitals hereto.

“Existing LC Disbursements” means “LC Disbursements” under and as defined in the Existing Credit Agreement.

“Existing Lenders” means “Lenders” under and as defined in the Existing Credit Agreement.

“Existing Letters of Credit” means each letter of credit currently outstanding under the Existing Credit Agreement and listed on Schedule 7.01 hereto.

“Existing Maturity Date” has the meaning set forth in 2.25(a).

“Existing Revolving Credit Commitment” means “Revolving Credit Commitments” under and as defined in the Existing Credit Agreement.

“Existing Revolving Credit Lenders” means “Revolving Credit Lenders” under and as defined in the Existing Credit Agreement.

“Existing Revolving Credit Loans” means “Revolving Credit Loans” under and as defined in the Existing Credit Agreement.

“Existing Term Lenders” means “Term Lenders” under and as defined in the Existing Credit Agreement.

“Existing Term Loans” means “Term Loans” under and as defined in the Existing Credit Agreement.

“Extending Lender” has the meaning set forth in 2.25(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Third Restatement Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“First Restatement Effective Date” means December 23, 2016.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any suc‐cessor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR shall be zero.

“Foreign Lender” means any Lender or Issuing Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit, bankers’ acceptance or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” means, collectively, the Borrower Guaranteed Obligations, the Subsidiary Borrower Guaranteed Obligations and the Subsidiary Guarantor Guaranteed Obligations.

“Guaranteed Parties” means, collectively, the Lenders, the Issuing Lenders, the Administrative Agent, any other holder from time to time of any Guaranteed Obligations and, in each case, their respective successors and assigns.

“Guarantors” means the Company and the Subsidiary Guarantors, in each case with respect to its respective Guaranteed Obligations.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means, at any date of determination, each Domestic Subsidiary of the Company that has been designated by the Company in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement (and not redesignated as a material subsidiary as provided below), which, as of the Third Restatement Effective Date, are 18F Virginia, Inc., Goodsey.com, LLC, Plants.com, LLC, 1-800-Flowers Retail, Inc., Guarded Realty Holdings, LLC, Personalization Universe, LLC, Alice Table LLC and MyFlorist.net LLC; provided that (a) for purposes of this Agreement, at no time shall (i) the total assets of all Immaterial Subsidiaries at the last day of the most recent Reference Period equal or exceed 5.0% of the total assets of the Company and its Subsidiaries at such date or (ii) the gross revenues for such Reference Period of all Immaterial Subsidiaries equal or exceed 5.0% of the consolidated gross revenues of the Company and its Subsidiaries for such period, in each case determined in accordance with GAAP, (b) the Company shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in clause (a) above, and (c) if the total assets or gross revenues of all Subsidiaries so designated by the Company as “Immaterial Subsidiaries” (and not redesignated as “material subsidiaries”) shall at any time exceed the limits set forth in clause (a) above, then all such Subsidiaries shall be deemed to be material subsidiaries unless and until the Company shall redesignate one or more Immaterial Subsidiaries as material subsidiaries, in each case in a written notice to the Administrative Agent, and, as a result thereof, the total assets and gross revenues of all Subsidiaries still designated as “Immaterial Subsidiaries” do not exceed such limits; and provided further that the Company may designate and re-designate a Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition.

“Increasing Revolving Credit Lender” has the meaning set forth in Section 2.11(c).

“Incremental Limited Condition Term Commitments” shall mean the commitment of any Lender, established pursuant to Section 2.11, to make Incremental Term Loans to the Company to finance a Limited Condition Acquisition.

“Incremental Term Loan” has the meaning set forth in Section 2. 11(d).

“Incremental Term Loan Effective Date” has the meaning set forth in Section 2. 11(d).

“Incremental Term Loan Lender” has the meaning set forth in Section 2. 11(d).

“Incremental Term Loan Maturity Date” means with respect to any Incremental Term Loans to be made pursuant to any Incremental Term Loan Supplement, the maturity date specified in such Incremental Term Loan Supplement, which date shall be a date at least six months after the Term Loan Maturity Date.

“Incremental Term Loan Supplement” has the meaning set forth in Section 2.11(d).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) the liquidation value of all preferred Capital Stock of such Person that is mandatorily redeemable on or prior to the date that is six months after the Term Loan Maturity Date or, if later, the latest Incremental Term Loan Maturity Date. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Insolvent” means, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.10.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date and (b) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable thereto and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months or (if agreed to by all the Lenders of the applicable Class of Loans) twelve months thereafter or a shorter period, as the applicable Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing, and the date of a Borrowing comprising Loans of any Class that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, by any Person, (a) the amount paid or committed to be paid, or the value of property or services contributed or committed to be contributed, by such Person for or in connection with the acquisition by such Person of any stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person and (b) the amount of any advance, loan or extension of credit by such Person, to any other Person, or guaranty or other similar obligation of such Person with respect to any Indebtedness of such other Person (other than Indebtedness constituting trade payables in the ordinary course of business), and (without duplication) any amount committed to be advanced, loaned, or extended by such Person to any other Person, or any amount the payment of which is committed to be assured by a guaranty or similar obligation by such Person for the benefit of, such other Person.

“Issuing Lender” means each of JPMCB and Wells Fargo Bank, National Association, each in its capacity as the issuer of Letters of Credit (including Existing Letters of Credit) or Acceptances hereunder, and in each case its successors in such capacity as provided in Section 2.08(k). Each Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued or Acceptances to be created by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued or Acceptances created by such Affiliate.

“Joint Bookrunners” means the Joint Bookrunners identified on the cover page of this Agreement.

“Joint Lead Arrangers” means the Joint Lead Arrangers identified on the cover page of this Agreement.

“JPMCB” means JPMorgan Chase Bank, N.A.

“LCA Election” has the meaning set forth in Section 1.05.

“LCA Test Date” has the meaning set forth in Section 1.05.

“LC Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit or an Acceptance.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time plus the aggregate face amount of unmatured Acceptances at such time. The LC Exposure of any Revolving Credit Lender at any time shall be its Revolving Percentage of the total LC Exposures at such time.

“Lenders” means the Persons listed on Schedule 1.01(a) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an instrument entered into pursuant to Section 2.11(c), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any standby or commercial letter of credit issued pursuant to this Agreement.

“Letter of Credit Documents” means, with respect to any Letter of Credit or any Acceptance, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit or such Acceptance) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or such Acceptance or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Letter of Credit Sublimit Amount” means, with respect to each Issuing Lender, $10,000,000 (or $20,000,000 in the aggregate) under the Working Capital Sublimit; provided that the amount of Acceptances at any one time outstanding shall not exceed $1,000,000 in the aggregate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) to the extent securing Indebtedness for borrowed money, in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition” means any Acquisition or similar Investment by one or more of the Company and its Subsidiaries, in each case whose consummation is not conditioned on the availability of, or on obtaining, third-party financing (it being understood that a “marketing period” or similar concept is not a financing condition).

“Loan Documents” means, collectively, this Agreement, any Subsidiary Borrower Designation Letters, the Letter of Credit Documents, the promissory notes (if any) executed and delivered pursuant to Section 2.12(e), the Security Documents and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties” means the Borrowers and the Guarantors.

“Loans” means the loans made by the Lenders to any or all the Borrowers pursuant to this Agreement.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Acquisition” means an Acquisition consummated in the fiscal quarter ending April 1, 2019 or in any fiscal quarter thereafter involving aggregate consideration in excess of $25,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operation or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Loan Parties to perform their respective obligations hereunder and under the other Loan Documents or (c) the validity or enforceability of this Agreement or any other Loan Document or the rights or remedies of the Administrative Agent and the Lenders hereunder or thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Acceptances), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate outstanding principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or any Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Real Property” has the meaning set forth in Section 6.11(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust, security deed or like instrument granting a Lien on any Mortgaged Property given by any of the Loan Parties, as grantor, to the Administrative Agent, each such Mortgage to be in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgage Amendment” has the meaning set forth in Section 6.12(a).

“Mortgaged Properties” means the real property listed on Schedule 1.01(b) and any real property which may from time to time the subject of a Mortgage pursuant to Section 6.11.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness (including principal, premium or penalty, if any, and interest, breakage costs or other amounts) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith, (ii) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) the amount of any reserves established by the Company and the Subsidiary Guarantors in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by a Responsible Officer) and (b) in connection with any incurrence of Indebtedness, the cash proceeds received from such incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than the Floor, such rate shall be deemed to be Floor for purposes of this Agreement.

“Obligations” means, collectively, (a) all of the Indebtedness, liabilities and obligations of any Loan Party to the Administrative Agent, the Lenders and/or the Issuing Lenders arising under the Loan Documents (including all reimbursement obligations in respect of Letters of Credit or Acceptances), in each case whether fixed, contingent (including without limitation those Obligations incurred as a Guarantor pursuant to Article III), now existing or hereafter arising, created, assumed, incurred or acquired, and whether before or after the occurrence of any Event of Default under clause (h) or (i) of Article VIII and including any obligation or liability in respect of any breach of any representation or warranty and all post-petition interest and funding losses, whether or not allowed as a claim in any proceeding arising in connection with such an event, (b) all obligations of any Loan Party owing to any Lender or any Affiliate of any Lender, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extension and modifications thereof and substitutions therefor) in connection with Banking Services and (c) all obligations of any Loan Party under or in respect of Specified Swap Agreements (other than any Excluded Swap Obligations arising under any Specified Swap Agreement). The term ‘Obligations” shall include Borrower Obligations, Subsidiary Borrower Obligations and Subsidiary Guarantor Obligations.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under this Agreement or any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Payment” has the meaning set forth in Section 9.04(a).

“Payment Notice” has the meaning set forth in Section 9.04(b).

“Participant” has the meaning set forth in Section 10.04(c).

“Participant Register” has the meaning set forth in Section 10.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in Section 4002 of ERISA and any successor entity performing similar functions.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Liens” means:

(a) Liens imposed by law for taxes that are not yet due and payable or delinquent or are being contested in compliance with Section 6.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (including Liens arising under or by reason of the Perishable Agricultural Commodities Act of 1930, as amended from time to time), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations (other than any such obligation imposed pursuant to Section 430(k) of the Code or 303(k) of ERISA), surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII;

(f) easements, zoning restrictions, rights of way and other similar encumbrances and charges on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g) leases of the properties of any Loan Party granted by such Loan Party to third parties entered into in the ordinary course of business which do not materially interfere with the business of the Company and its Subsidiaries; and

(h) with respect to any Mortgaged Property, the matters listed as exceptions to title on Schedule B of the Title Policy covering such Mortgaged Property and the matters disclosed in any survey delivered to the Administrative Agent with respect to such Mortgaged Property;

provided that the term “Permitted Liens” shall not include any Lien securing Indebtedness.

“Permitted Refinancing” means, with respect to any Person, any modification (other than a release of such Person), refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon, plus amounts that would otherwise be permitted under Section 7.01 (with such amounts being deemed utilization of the applicable basket or exception under Section 7.01) plus other reasonable amounts paid, and fees, expenses, commissions, tender premiums and underwriting discounts, reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, and as otherwise permitted under Section 7.01, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.01(d), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and, in the case of any amortizing Indebtedness, has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is secured by a Lien on the collateral under the Security Documents, the Lien securing such Indebtedness as modified, refinanced, refunded, renewed or extended shall not be senior in priority to the Lien on such collateral securing the Indebtedness being modified, refinanced, refunded, renewed or extended unless otherwise permitted under this Agreement, (d) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.01(d), at the time thereof, no Event of Default shall have occurred and be continuing, and (e) (i) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended (other than in the case of terms applying to periods after the then latest maturity date of any Loans or Commitments hereunder or otherwise added for the benefit of the Lenders hereunder); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Company within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by a Person who is an obligor of the Indebtedness being so modified, refinanced, refunded, renewed or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 10.18.

“Quarterly Dates” means the last Business Day of September, December, March and June in each year, the first of which shall be the first such day after the Third Restatement Effective Date.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Company or its Subsidiaries.

“Reference Period” means any period of four consecutive fiscal quarters of the Company.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Debt” has the meaning set forth in Section 2.26(a).

“Refinancing Amendment” has the meaning set forth in Section 2.26( (f).

“Refinancing Commitments” has the meaning set forth in Section 2.26(a).

“Refinancing Facility Closing Date” has the meaning set forth in Section 2.26(d).

“Refinancing Lender” has the meaning set forth in Section 2.26(c).

“Refinancing Lenders” has the meaning set forth in Section 2.26(c).

“Refinancing Loan” has the meaning set forth in Section 2.26(b).

“Refinancing Loan Request” has the meaning set forth in Section 2.26(a).

“Refinancing Revolving Credit Commitments” has the meaning set forth in Section 2.26(a).

“Refinancing Revolving Credit Lender” has the meaning set forth in Section 2.26(c).

“Refinancing Revolving Loan” has the meaning set forth in Section 2.26(b).

“Refinancing Term Commitments” has the meaning set forth in Section 2.26(a).

“Refinancing Term Lender” has the meaning set forth in Section 2.26(c).

“Refinancing Term Loan” has the meaning set forth in Section 2.26(b).

“Register” has the meaning set forth in Section 10.04(b)(iv).

“Reinvestment Deferred Amount” means with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Company or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which the Company has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Company (directly or indirectly through a Subsidiary) intends and expects to use (x) all or a specified portion of the Net Cash Proceeds of an Asset Sale to acquire or repair other assets (other than current assets) useful in its business or (y) all or a specified portion of the Net Cash Proceeds of Recovery Event (i) to repair or acquire replacements of any current assets (including prepaid assets) lost, damaged or destroyed in connection with such Recovery Event and/or (ii) to acquire or repair other assets (other than current assets) useful in its business.

“Reinvestment Prepayment Amount” means (a) with respect to any Asset Sale constituting a Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets (other than current assets) useful in the Company’s business and (b) with respect to any Recovery Event constituting a Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date (i) to repair or acquire replacements of any current assets (including prepaid assets) lost, damaged or destroyed in connection with such Recovery Event and (ii) to acquire or repair other assets (other than current assets) useful in the Company’s business.

“Reinvestment Prepayment Date” means with respect to any Reinvestment Event, the earlier of (a) the date occurring 24 months after the receipt by the Company of proceeds relating to such Reinvestment Event and (b) the date on which the Company shall have determined not to, or shall have otherwise ceased to, acquire or repair the applicable assets useful in the Company’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means, with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate.

“Replacement Lender” has the meaning set forth in 2.25(c).

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, outstanding Term Loans, outstanding Incremental Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, outstanding Term Loans, outstanding Incremental Term Loans and unused Commitments at such time. The “Required Lenders” of a particular Class of Loans means Lenders having Revolving Credit Exposures, outstanding Term Loans, outstanding Incremental Term Loans and/or unused Commitments of such Class, as applicable, representing more than 50% of the total Revolving Credit Exposures, outstanding Term Loans, outstanding Incremental Term Loans and/or unused Commitments of such Class, as applicable, at such time.

“Required Ratio” has the meaning set forth in Section 7.11(a).

“Requirement of Law” means, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Response Date” has the meaning set forth in Section 2.25(a).

“Responsible Officer” means the chief executive officer, president or chief financial officer of the Company, but in any event, with respect to financial matters, the chief financial officer of the Company.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Company or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock of the Company or any option, warrant or other right to acquire any such Capital Stock of the Company.

“Revolving Credit”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.04.

“Revolving Credit Availability Period” means the period from and including the Third Restatement Effective Date to but excluding the earlier of the Revolving Credit Commitment Termination Date and the date of termination of the Revolving Credit Commitments.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit and Acceptances hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.11 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Revolving Credit Commitment is set forth on Schedule 1.01(a) under the caption “Revolving Credit Commitment”, or in the Assignment and Acceptance or other instrument pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. On the Third Restatement Effective Date, the aggregate amount of the Revolving Credit Commitments is $225,000,000.

“Revolving Credit Commitment Increase” has the meaning set forth in Section 2.11(c).

“Revolving Credit Commitment Increase Date” has the meaning set forth in Section 2.11(c).

“Revolving Credit Commitment Termination Date” means June 27, 2028.

“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Credit Loans and (b) the LC Exposure of such Lender at such time; provided that at any time a Defaulting Lender exists, in the determination of Revolving Credit Exposure of any Revolving Credit Lender for purposes of Section 2.04, the LC Exposure of such Revolving Credit Lender shall be adjusted to give effect to any reallocation effected pursuant to Section 2.23(d).

“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Credit Loans” means the loans made by the Lenders to the Borrowers pursuant to Section 2.04.

“Revolving Percentage” with respect to any Revolving Credit Lender, the percentage of the total Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment; provided that for purposes of Section 2.23 when a Defaulting Lender shall exist, “Revolving Percentage” shall mean the percentage of the total Revolving Credit Commitments (disregarding any Defaulting Lender’s Revolving Credit Commitment) represented by such Lender’s Revolving Credit Commitment. With respect to the Revolving Credit Lenders, if the Revolving Credit Commitments have terminated or expired, the Revolving Percentages shall be determined on the basis of the percentage of the total Revolving Credit Exposures represented by such Revolving Credit Lender’s Revolving Credit Exposure, giving effect to any assignments and any Lender’s status as a Defaulting Lender at the time of determination (including any reallocation of LC Exposure pursuant to Section 2.23(d)).

“RFR” means Adjusted Daily Simple SOFR.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Third Restatement Effective Date, the so-called Donetsk People’s Republic, Kherson, the so-called Luhansk People’s Republic, Crimea and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Department of Commerce, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned 50% or more by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations or orders).

“Sanctions” means all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEC” means the Securities and Exchange Commission, or any regulatory body that succeeds to the functions thereof.

“Second Restatement Effective Date” means May 31, 2019.

“Secured Parties” has the meaning set forth in the Security Agreement.

“Security Agreement” means the Security Agreement, dated as of September 30, 2014 (as amended, supplemented, reaffirmed or otherwise modified from time to time), among the Loan Parties and the Administrative Agent.

“Security Documents” means, collectively, the Security Agreement, the Mortgages and each of the security agreements and other instruments and documents executed and delivered pursuant thereto, each Subsidiary Joinder Agreement, any security or similar agreement entered into pursuant to Section 6.11 in favor of the Administrative Agent, and all Uniform Commercial Code financing statements required by the terms of any such agreement to be filed with respect to the security interests created pursuant thereto.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means, when used with respect to any Person, that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of the Company and the Subsidiary Borrowers, on a consolidated basis, will, as of such date, exceed the amount of all “liabilities of the Company and the Subsidiary Borrowers, on a consolidated basis, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of the Company and the Subsidiary Borrowers, on a consolidated and going-concern basis, will, as of such date, be greater than the amount that will be required to pay the liability of the Company and the Subsidiary Borrowers, on a consolidated basis, on their debts as such debts become absolute and mature in the ordinary course of business, (c) the Company and the Subsidiary Borrowers, on a consolidated basis, will not have, as of such date, an unreasonably small amount of capital with which to conduct their business, and (d) the Company and the Subsidiary Borrowers, on a consolidated basis, will be able to pay their debts as they mature in the ordinary course of business.

“Specified Swap Agreement” means any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by any Loan Party and any Person that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into.

“Specified Transaction” has the meaning set forth in Section 1.05.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Subsidiary Borrower” means (a) each Domestic Subsidiary of the Company (if any) that is listed under the caption “Subsidiary Borrowers” on the signature pages hereof and (b) each other Domestic Subsidiary of the Company that shall become a Subsidiary Borrower pursuant to Section 2.22, in each case so long as such Subsidiary shall remain a Subsidiary Borrower hereunder.

“Subsidiary Borrower Designation Letter” means the Subsidiary Borrower Designation Letter entered into by the Company and a wholly-owned Domestic Subsidiary of the Company pursuant to Section 2.22, pursuant to which such Subsidiary shall (subject to the terms and conditions of Section 2.22(b)) be designated as a Subsidiary Borrower, substantially in the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Subsidiary Borrower Guaranteed Obligations” has the meaning set forth in Section 3.01.

“Subsidiary Borrower Obligations” means, with respect to any Subsidiary Borrower, all of the Obligations of such Subsidiary Borrower.

“Subsidiary Guarantor Guaranteed Obligations” has the meaning set forth in Section 3.01.

“Subsidiary Guarantor Obligations” means, with respect to any Subsidiary Guarantor, all of the Obligations of such Subsidiary Guarantor.

“Subsidiary Guarantors” means (a) each Subsidiary of the Company that is listed under the caption “Subsidiary Guarantors” on the signature pages hereof and (b) each other Subsidiary of the Company that shall become a Subsidiary Guarantor pursuant to Section 6.11, in each case for so long as such Subsidiary remains or is required to remain a Subsidiary Guarantor.

“Subsidiary Joinder Agreement” means a Subsidiary Joinder Agreement substantially in the form of Exhibit C executed and delivered by a Domestic Subsidiary that, pursuant to Section 6.11(a), is required to become a “Subsidiary Guarantor” hereunder and a “Securing Party” under the Security Agreement in favor of the Administrative Agent.

“Supported QFC” has the meaning set forth in Section 10.18.

“Survey” has the meaning has the meaning set forth in Section 6.11(b).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any Subsidiary shall be a Swap Agreement.

“Syndication Agent” means the Syndication Agent identified on the cover page of this Agreement.

“Taxes” means any and all present or future income, stamp or other taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) now or hereafter imposed, levied, collected or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Benchmark Borrowing” means a Borrowing comprised of Term Benchmark Loans.

“Term Commitment” as to any Lender, the obligation of such Lender, if any, to make Term Loans to the Company in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.01(a). On the Third Restatement Effective Date, the aggregate amount of the Term Commitments is $200,000,000.

“Term Lender” means each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan” has the meaning set forth in Section 2.01.

“Term Loan Maturity Date” means June 27, 2028.

“Term Percentage” means, as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Third Restatement Effective Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Termination Letter” has the meaning set forth in Section 2.22(c).

“Third Restatement Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).

“Title Company” has the meaning set forth in Section 6.11(b).

“Title Policy” has the meaning set forth in Section 6.11(b).

“Transactions” means the execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which such Loan Party is a party, the borrowing of Loans hereunder and the use of proceeds thereof, and the issuance of Letters of Credit and creation of Acceptances hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate or the Alternate Base Rate.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 10.18.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Working Capital Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Credit Loans the proceeds of which were designated (pursuant to the applicable Borrowing Requests) to be used for working capital purposes and (b) the LC Exposure of such Lender at such time.

“Working Capital Sublimit” means a portion of the Revolving Credit Commitments not to exceed $200,000,000 (subject to periodic reduction as provided in Section 2.05(e)), available for (i) drawing Revolving Credit Loans the proceeds of which are to be used for working capital purposes and (ii) the issuance of Letters of Credit.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the First Restatement Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.  Notwithstanding any other provision of this Agreement or the other Loan Documents to the contrary, (x) the determination of whether a lease constitutes a capital lease (or a financing lease) or an operating lease, and whether obligations arising under a lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense, shall be determined by reference to GAAP as in effect on the First Restatement Effective Date.

SECTION 1.04    Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.16(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.05    Limited Condition Acquisitions. Notwithstanding anything in this Agreement or any Loan Document to the contrary when (i) calculating any applicable ratio or financial test or basket or exception in connection with the incurrence or assumption of Indebtedness, the creation of Liens, the making of any Disposition, the making of an Investment, the making of a Restricted Payment or the repayment of Indebtedness (each, a “Specified Transaction”), (ii) determining the accuracy of any representation or warranty (subject to Section 2.11(d), in connection with an Incremental Limited Condition Commitment) or (iii) determining whether any Default or Event of Default has occurred, is continuing or would result from any action, in each case of clauses (i) through (iii) in connection with a Limited Condition Acquisition, the date of determination of such ratio or financial test or basket or exception, the accuracy of such representation or warranty (but taking into account any earlier date specified therein) or whether any Default or Event of Default has occurred, is continuing or would result therefrom shall, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date on which the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”). If on a pro forma basis after giving effect to the relevant Limited Condition Acquisition and/or any other Specified Transactions to be entered into in connection therewith (including the incurrence of Indebtedness, Liens, Restricted Payments or other transactions and the use of proceeds thereof) such ratios, financial tests, baskets, exceptions, representations and warranties and absence of defaults are determined as if such Limited Condition Acquisition or other transactions had occurred at the beginning of the most recently ended Reference Period ending prior to the LCA Test Date, the Company could have taken such action on the relevant LCA Test Date in compliance with the applicable ratios and other conditions, then such provisions will be deemed to have been complied with.

For the avoidance of doubt, (i) if any of such ratios, financial tests, baskets, exceptions, representations and warranties or absence of defaults are exceeded or breached as a result of fluctuations in such ratio or financial test (including due to fluctuations in Consolidated EBITDA), a change in facts or circumstances or other provisions at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios, financial tests, baskets, exceptions, representations and warranties and absence of defaults will not be deemed to have been exceeded, breached, or otherwise failed as a result of such fluctuations or changed circumstances solely for purposes of determining whether the Limited Condition Acquisition and any related transactions is permitted hereunder and (ii) such ratios, financial tests, baskets, exceptions and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Acquisition or related Specified Transactions. If the Company has made an LCA Election in respect of any Limited Condition Acquisition or the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness, Liens, Restricted Payments or other transactions and the use of proceeds thereof), then, in connection with any subsequent calculation of any ratios, tests, caps or baskets with respect to any other Specified Transaction on or following the LCA Test Date and prior to the earlier of (x) the date on which such Limited Condition Acquisition or related Indebtedness is consummated and (y) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio, test, cap, basket or exception shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness, Liens, Restricted Payments or other transactions and the use of proceeds thereof) have been consummated.

ARTICLE II

THE CREDITS

SECTION 2.01    Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Company in Dollars on the Third Restatement Effective Date in an amount equal to the Term Commitment of such Term Lender; provided that any funding of the Term Loans shall be net of any Existing Term Loans such Lender elects to continue under this Agreement as coordinated through the Administrative Agent. The Term Loans may from time to time be Term Benchmark Loans or ABR Loans, as determined by the Company and notified to the Administrative Agent in accordance with Section 2.02 and Section 2.10.

SECTION 2.02    Procedure for Term Loan Borrowings. The Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Third Restatement Effective Date) requesting that the Term Lenders make the Term Loans on the Third Restatement Effective Date and specifying the amount to be borrowed. The Term Loans made on the Third Restatement Effective Date shall initially be Term Benchmark Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Third Restatement Effective Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan to be made by such Term Lender. The Administrative Agent shall credit the account of the Company on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

SECTION 2.03    Repayment of Term Loans. The Company shall repay the Term Loans in quarterly principal installments in the amounts and on the dates set forth below, commencing September 29, 2023, with the balance payable on the Term Loan Maturity Date. Each such payment shall be allocated to each Term Lender by the Administrative Agent in an amount equal to such Lender’s Term Percentage multiplied by the amounts to be paid set forth below.

Installment Dates	Principal Amount
September 29, 2023	$2,500,000
December 29, 2023	$2,500,000
March 29, 2024	$2,500,000
June 28, 2024	$2,500,000
September 27, 2024	$2,500,000
December 27, 2024	$2,500,000
March 28, 2025	$2,500,000
June 27, 2025	$2,500,000
September 26, 2025	$5,000,000
December 26, 2025	$5,000,000
March 27, 2026	$5,000,000
June 26, 2026	$5,000,000
September 25, 2026	$5,000,000
December 25, 2026	$5,000,000
March 26, 2027	$5,000,000
June 25, 2027	$5,000,000
September 24, 2027	$5,000,000
December 24, 2027	$5,000,000
March 24, 2028	$5,000,000
Term Loan Maturity Date	125,000,000

SECTION 2.04    Revolving Credit Commitments. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make Revolving Credit Loans to any of the Borrowers from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment, (ii) the total Working Capital Exposures of all the Revolving Credit Lenders exceeding the Working Capital Sublimit or (iii) the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Credit Loans.

SECTION 2.05    Loans and Borrowings.

(a)     Obligations of Lenders. Each Loan shall be made as part of a Borrowing by any Borrower consisting of Loans of the same Class and Type made to such Borrower by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)     Type of Loans. Subject to Section 2.16, each Borrowing by any Borrower shall be comprised entirely of ABR Loans or of Term Benchmark Loans as such Borrower may request in accordance herewith. Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)     Minimum Amounts; Limitation on Number of Borrowings. Each Term Benchmark Borrowing shall be in an aggregate amount of $3,000,000 or a larger multiple of $500,000. Each ABR Borrowing shall be in an aggregate amount equal to $1,000,000 or a larger multiple of $100,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused amount of the total Revolving Credit Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(f). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Term Benchmark Borrowings outstanding.

(d)     Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request (or to elect to convert to or continue as a Term Benchmark Borrowing) (i) any Revolving Credit Term Benchmark Borrowing if the Interest Period requested therefor would end after the Revolving Credit Commitment Termination Date or (ii) any Term Benchmark Borrowing of an Incremental Term Loan if the Interest Period requested therefor would end after the Incremental Term Loan Maturity Date for such Incremental Term Loan.

(e)     Seasonal Reduction on Revolving Credit Commitments. For the period from January 1 through August 1 of each fiscal year of the Company, (i) the total Revolving Credit Commitments shall be reduced to $125,000,000 and (ii) the Working Capital Sublimit shall be reduced to $100,000,000; provided that, solely for purposes of determining the unused Commitments in connection with the definition of Required Lenders, the foregoing reduction shall be disregarded.

SECTION 2.06    Requests for Revolving Credit Borrowings.

(a)     Notice by the Borrowers. To request a Revolving Credit Borrowing, a Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Term Benchmark Borrowing, not later than 12:00 noon, New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by such Borrower.

(b)     Content of Borrowing Requests. Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.05:

(i)         whether the requested Revolving Credit Borrowing is to be used for working capital (thereby constituting a Borrowing under the Working Capital Sublimit);

(ii)         the aggregate amount of the requested Revolving Credit Borrowing;

(iii)         the date of such Revolving Credit Borrowing, which shall be a Business Day;

(iv)         whether such Revolving Credit Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;

(v)         in the case of a Term Benchmark Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.05(d); and

(vi)         the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.09.

(c)     Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof, including whether the applicable Borrower designated the proceeds to be used for working capital purposes, and of the amount of such Lender’s Loan to be made as part of the requested Revolving Credit Borrowing.

(d)     Failure to Elect. If no election as to the Type of a Revolving Credit Borrowing is specified, then the requested Revolving Credit Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, the requested Borrowing shall be made instead as an ABR Borrowing.

SECTION 2.07    [Reserved].

SECTION 2.08    Letters of Credit and Acceptances.

(a)     General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.04, any Borrower may request an Issuing Lender to issue, at any time and from time to time during the Revolving Credit Availability Period, Letters of Credit denominated in Dollars and, to the extent so provided under the terms of any such Letter of Credit, to accept drafts presented for acceptance by the beneficiary thereof in accordance with its terms (each, an “Acceptance”) for such Borrower’s account in such form as is acceptable to such Issuing Lender in its reasonable determination. Letters of Credit issued and Acceptances created hereunder shall constitute utilization of the Commitments. In no event shall more than twenty (20) Letters of Credit and Acceptances in the aggregate be issued and outstanding at any time. On the Third Restatement Effective Date, the parties hereto agree that the Existing Letters of Credit shall be deemed to be Letters of Credit pursuant to the terms and conditions, and entitled to the benefits, of this Agreement and the other Loan Documents, without any further action by the Borrowers or any other Person.

(b)     Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit) or creation of an Acceptance, a Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Lender and the Administrative Agent) to such Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal, extension or creation) a notice requesting the issuance of a Letter of Credit or creation of an Acceptance, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit or Acceptance is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit or Acceptance, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit or create such Acceptance. If requested by an Issuing Lender, such Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit. The procedures (including as to the discounting of any Acceptance) related to the creation of Acceptances under Letters of Credit shall be established by the applicable Issuing Lender in their discretion. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit or acceptance application or other agreement submitted by such Borrower to, or entered into by such Borrower with, the applicable Issuing Lender relating to any Letter of Credit or any Acceptance, the terms and conditions of this Agreement shall control.

(c)     Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended and an Acceptance shall be created only if (and upon issuance, amendment, renewal or extension of each Letter of Credit and creation of each Acceptance the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal, extension or creation (i) the total LC Exposures shall not exceed the Letter of Credit Sublimit Amount, (ii) the total Working Capital Exposures of all the Revolving Credit Lenders shall not exceed the Working Capital Sublimit and (iii) the total Revolving Credit Exposures shall not exceed the total Revolving Credit Commitments.

(d)     Expiration Date. Each Letter of Credit and each Acceptance shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) or creation of such Acceptance and (ii) the date that is five Business Days prior to the Revolving Credit Commitment Termination Date (unless, in the case of this clause (ii), on or prior to such date, such Letter of Credit is cash collateralized or backstopped in an amount and on terms reasonably acceptable to the applicable Issuing Lender).

(e)     Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and the creation of an Acceptance by an Issuing Lender, and without any further action on the part of such Issuing Lender or the Revolving Credit Lenders, such Issuing Lender hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit and such Acceptance equal to such Revolving Credit Lender’s Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit or payment made under such Acceptance. Each Revolving Credit Lender acknowledges and agrees that its obligations to acquire participations pursuant to this paragraph in respect of Letters of Credit and Acceptances and to make payments in respect of such acquired participations are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of each Issuing Lender, such Revolving Credit Lender’s Revolving Percentage of each LC Disbursement made by such Issuing Lender promptly upon the request of such Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the applicable Borrower or at any time after any reimbursement payment is required to be refunded to such Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.09 with respect to Revolving Credit Loans made by such Revolving Credit Lender (and Section 2.09 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Lender the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to paragraph (f) of this Section, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that the Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Revolving Credit Lenders and such Issuing Lender as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse any Issuing Lender for any LC Disbursement (other than the funding of ABR Revolving Credit Loans as contemplated below) shall not constitute a Loan and shall not relieve such Borrower of its obligation to reimburse such LC Disbursement.

(f)     Reimbursement. If any Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit or an Acceptance, the applicable Borrower shall reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that such Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time; provided that if such LC Disbursement is not less than $100,000, such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.06 that such payment be financed with an ABR Revolving Credit Borrowing in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Credit Borrowing.

If a Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Revolving Credit Lender’s Revolving Percentage thereof.

(g)     Obligations Absolute. Each Borrower’s obligations under this Section 2.08 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such Borrower may have or have had against each Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and each Borrower’s reimbursement obligations under Section 2.08(f) shall not be affected by, among other things, (a) any lack of validity or enforceability of any Letter of Credit, any Acceptance or this Agreement, or any term or provision therein, (b) any draft or other document presented under a Letter of Credit or an Acceptance proving to be invalid, fraudulent or forged in any respect or any statement therein being untrue or inaccurate in any respect, (c) any dispute between or among any Borrower and any beneficiary of any Letter of Credit or Acceptance or any other party to which such Letter of Credit or an Acceptance may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or such Acceptance or any such transferee, (d) payment by any Issuing Lender under a Letter of Credit or an Acceptance against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or such Acceptance, or (e) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, each Borrower's obligations hereunder. Neither the Administrative Agent, the Lenders, nor any Issuing Lender shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or creation of any Acceptance or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or message or advice, however transmitted, in connection with any Letter of Credit or any Acceptance (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Lender; provided that the foregoing shall not be construed to excuse such Issuing Lender from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by each Borrower that are caused by such Issuing Lender's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit or an Acceptance comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Lender (as finally determined by a court of competent jurisdiction), any Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit or an Acceptance, any Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit or an Acceptance.

(h)     Disbursement Procedures. Each Issuing Lender shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit or an Acceptance. Each Issuing Lender shall promptly after such examination notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Lender and the Revolving Credit Lenders with respect to any such LC Disbursement.

(i)     Interim Interest. If any Issuing Lender shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Credit Loans; provided that if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.15(c) shall apply. Interest accrued pursuant to this paragraph shall be for account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Lender shall be for account of such Revolving Credit Lender to the extent of such payment.

(j)     Mandatory Prepayment. (A) In the event that (i) there is a determination made by any regulatory body or instrumentality thereof (including, without limitation, any Federal Reserve Bank or any bank examiner), or there is a change in, or change in interpretation of, any applicable law, rule or regulation, in either case which changes the treatment of Acceptances under Section 13 of the Federal Reserve Act or any other regulation or rule of the Board, and as a result any Lender is required to maintain, or determines as a matter of prudent banking practice that it is appropriate for it to maintain, additional reserves, or (ii) any restriction is imposed on any Lender (including, without limitation, any change in acceptance limits imposed on any Lender) which would prevent such Lender from creating or participating in Acceptances or otherwise performing its obligations in respect of Acceptances, then the Administrative Agent may, or upon the direction of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers in accordance with Section 10.01, demand prepayment of all outstanding Acceptances (if such prepayment is required), and the Issuing Lenders shall have no further obligation to create Acceptances hereunder. The Borrowers agree that it shall, within ten Business Days of its receipt of a notice of mandatory prepayment of Acceptances, prepay all Acceptances in accordance with the provisions of Section 2.08(j)(B).

(B) Any prepayment of any Acceptances made pursuant hereto shall be made to the applicable Issuing Lender and shall be in an amount equal to the face amount of such Acceptance minus a prepayment discount calculated by the accepting bank in accordance with its customary practice for similar Acceptances and communicated to the Borrowers.

(C) Except as otherwise provided herein, Acceptances may not be prepaid prior to maturity.

(k)     Replacement of Issuing Lender. Any Issuing Lender may resign or be replaced at any time by written agreement among the Company, the Administrative Agent, the resigned or replaced Issuing Lender and the successor Issuing Lender thereto. The Administrative Agent shall notify the Revolving Credit Lenders of any such resignation or replacement of an Issuing Lender. At the time any such resignation or replacement shall become effective, the Company shall pay all unpaid fees accrued for account of the resigned or replaced Issuing Lender pursuant to Section 2.14(b). From and after the effective date of any such resignation or replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the resigned or replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued or Acceptances to be created thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the resignation or replacement of an Issuing Lender hereunder, the resigned or replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued or Acceptances created by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit or to create additional Acceptances.

(l)     Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Revolving Credit Lenders (or, if the maturity of the Revolving Credit Loans has been accelerated, Revolving Credit Lenders representing greater than 50% of the total LC Exposures) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the total LC Exposures as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Loan Party described in clause (h) or (i) of Article VIII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Loan Parties under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the total LC Exposure at such time or, if the maturity of the Revolving Credit Loans has been accelerated (but subject to the consent of Revolving Credit Lenders representing greater than 50% of the total LC Exposures), be applied to satisfy other obligations of the Loan Parties under this Agreement and the other Loan Documents. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

SECTION 2.09    Funding of Borrowings.

(a)     Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower designated by such Borrower in the applicable Borrowing Request; provided that ABR Revolving Credit Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(f) shall be remitted by the Administrative Agent to the applicable Issuing Lender.

(b)     Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.10    Interest Elections.

(a)     Elections by the Borrowers. The Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Term Benchmark Borrowing, may elect Interest Periods, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans of the respective Class constituting such Borrowing, and the Loans of such Class constituting each such portion shall be considered a separate Borrowing.

(b)     Notice of Elections. To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.06 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower.

(c)     Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.05:

(i)         the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)         whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv)         if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.05(d).

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)     Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)     Failure to Elect; Events of Default. If a Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.11    Termination, Reduction and Increase of the Commitments.

(a)     Scheduled Termination. Unless previously terminated, the Revolving Credit Commitments shall terminate on the Revolving Credit Commitment Termination Date.

(b)     Voluntary Termination or Reduction. The Company may at any time terminate, or from time to time reduce, the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitment pursuant to this Section shall be in an amount that is $1,000,000 or a larger multiple of $1,000,000 and (ii) the Company shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.13, the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments. The Company shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under this paragraph (b) at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of such termination may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Credit Commitments shall be permanent.

(c)     Increase of Revolving Credit Commitment.

(i)     Requests for Increase. The Company may propose at any time that the Revolving Credit Commitments hereunder be increased (each such proposed increase being a “Revolving Credit Commitment Increase”) by having an existing Revolving Credit Lender agree to increase its then existing Revolving Credit Commitment (each an “Increasing Revolving Credit Lender”) and/or by adding as a new Revolving Credit Lender hereunder any Person reasonably satisfactory to the Administrative Agent that shall agree to provide a Revolving Credit Commitment hereunder (each an “Assuming Revolving Credit Lender”), in each case, by notice to the Administrative Agent specifying the amount of the relevant Revolving Credit Commitment Increase, the Increasing Revolving Credit Lender(s) and/or Assuming Revolving Credit Lenders providing for such Revolving Credit Commitment Increase and the date on which such increase is to be effective (the “Revolving Credit Commitment Increase Date”), which shall be a Business Day at least three Business Days after delivery of such notice and 30 days prior to the Revolving Credit Commitment Termination Date; provided that:

(A)         the minimum amount of each Revolving Credit Commitment Increase shall be $5,000,000 or a larger multiple of $1,000,000;

(B)         the aggregate amount of all Revolving Credit Commitment Increases hereunder, together with the aggregate amount of all Incremental Term Loans, shall not exceed $75,000,000;

(C)         both at the time of any such request and upon the effectiveness of any Revolving Credit Commitment Increases, no Default shall have occurred and be continuing or would result from such proposed Revolving Credit Commitment Increase;

(D)         the representations and warranties set forth in Article IV and in the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) immediately prior to, and after giving effect to, such Revolving Credit Commitment Increase as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(E)         on a pro forma basis after giving effect to the incurrence of additional Revolving Loans to be borrowed on the Revolving Credit Commitment Increase Date (and to any Acquisition consummated concurrently with such incurrence as if such Acquisition had occurred on the first day of the most recent Reference Period for which financial statements are available), the Company shall be in compliance with the financial covenants set forth in Section 7.11 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available; and

(F)         any Revolving Credit Commitment Increase shall be on terms identical to the existing Revolving Credit Commitments and in all respects shall become a part of the existing Revolving Credit Commitments.

Each notice by the Company under this paragraph shall be deemed to constitute a representation and warranty by the Company Parties as to the matters specified in clauses (C) and (D) above. Notwithstanding anything herein to the contrary, no Revolving Credit Lender shall have any obligation hereunder to become an Increasing Revolving Credit Lender and any election to do so shall be in the sole discretion of each Revolving Credit Lender.

(ii)     Effectiveness of Increase. Each Revolving Credit Commitment Increase (and the increase of the Revolving Credit Commitment of each Increasing Revolving Credit Lender and/or the new Revolving Credit Commitment of each Assuming Revolving Credit Lender, as applicable, resulting therefrom) shall become effective as of the relevant Revolving Credit Commitment Increase Date upon receipt by the Administrative Agent, on or prior to 9:00 a.m., New York City time, on such Revolving Credit Commitment Increase Date, of (A) a certificate of a duly authorized officer of the Company stating that the conditions with respect to such Revolving Credit Commitment Increase under this paragraph (c) have been satisfied, (B) an agreement, in form and substance satisfactory to the Company and the Administrative Agent, pursuant to which, effective as of such Revolving Credit Commitment Increase Date, as applicable, the Revolving Credit Commitment of each such Increasing Revolving Credit Lender shall be increased or each such Assuming Revolving Credit Lender shall undertake a Revolving Credit Commitment, in each case duly executed by such Increasing Revolving Credit Lender or Assuming Revolving Credit Lender, as the case may be, and the Company and acknowledged by the Administrative Agent and (C) such certificates or other documents from the Borrowers reasonably requested by the Administrative Agent in connection with such Revolving Credit Commitment Increase. Upon the Administrative Agent’s receipt of a fully executed agreement from each Increasing Revolving Credit Lender and/or Assuming Revolving Credit Lender referred to in clause (B) above, together with the certificate and other documents referred to in clauses (A) and (C) above, the Administrative Agent shall record the information contained in each such agreement in the Register and give prompt notice of the relevant Revolving Credit Commitment Increase to the Company and the Lenders (including, if applicable, each Assuming Revolving Credit Lender). On each Revolving Credit Commitment Increase Date, the Borrowers shall simultaneously (i) prepay in full the outstanding Revolving Credit Loans (if any) held by the Revolving Credit Lenders immediately prior to giving effect to the relevant Revolving Credit Commitment Increase, (ii) if any Borrower shall have so requested in accordance with this Agreement, borrow new Revolving Credit Loans from all Revolving Credit Lenders (including, if applicable, any Assuming Revolving Credit Lender) such that, after giving effect thereto, the Revolving Credit Loans are held ratably by the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments (after giving effect to such Revolving Credit Commitment Increase) and (iii) pay to the Revolving Credit Lenders the amounts, if any, payable under Section 2.18; provided that notwithstanding the foregoing, at the election of the Administrative Agent in its sole discretion, any Revolving Credit Loans outstanding on such Revolving Credit Commitment Increase Date shall be reallocated among the Revolving Credit Lenders (with Revolving Credit Lenders making any required payments to each other) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised pro rata shares of such Lenders arising from any nonratable increase in the Revolving Credit Commitments under this Section 2.11(c). Upon each such Revolving Credit Commitment Increase, the participation interests of the Revolving Credit Lenders in the then outstanding Letters of Credit, and Acceptances shall automatically be adjusted to reflect, and each Revolving Credit Lender (including, if applicable, each Assuming Revolving Credit Lender) shall have a participation in each such Letter of Credit and Acceptance equal to, the Revolving Credit Lenders’ respective Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit or such Acceptance, as applicable, after giving effect to such increase.

(d)     Incremental Term Loans.

(i)     Requests for Incremental Term Loans. The Company and any one or more Lenders or other lenders arranged by the Company and reasonably acceptable to the Administrative Agent (an “Incremental Term Loan Lender”) may from time to time agree that such Incremental Term Loan Lenders shall make one or more tranches of term loans available to the Company (each an “Incremental Term Loan”). Any such Incremental Term Loan shall be made available (the date such Incremental Term Loan is made available, an “Incremental Term Loan Effective Date”) to the Company on terms and pursuant to a supplement to this Agreement in form and substance substantially consistent with the terms related to the Term Loans in this Agreement, or otherwise reasonably satisfactory to the Administration Agent and the Company (an “Incremental Term Loan Supplement”) executed and delivered by the Company, the applicable Incremental Term Loan Lenders and the Administrative Agent (which Incremental Term Loan Supplement may include such amendments to this Agreement as shall be required in the reasonable judgment of the Administrative Agent to effect the intent of this Section); provided that:

(A)         the minimum amount of each Incremental Term Loan shall be $5,000,000 or a larger multiple of $1,000,000;

(B)         the aggregate amount of all Incremental Term Loans hereunder, together with the aggregate amount of Revolving Credit Commitment Increases made under Section 2.11(c), shall not exceed $75,000,000;

(C)         both at the time of any such request and upon the effectiveness of any Incremental Term Loans, no Default shall have occurred and be continuing or would result from such proposed Incremental Term Loan;

(D)         the representations and warranties set forth in Article IV and in the other Loan Documents shall be true and correct in all material respects immediately prior to, and after giving effect to, such Incremental Term Loan on and as of the Incremental Term Loan Effective Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(E)         on a pro forma basis after giving effect to the incurrence of any such Incremental Term Loans (and to any Acquisition consummated concurrently with such incurrence as if such Acquisition had occurred on the first day of the most recent Reference Period for which financial statements are available), the Company shall be in compliance with the financial covenants set forth in Section 7.11 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available;

(F)         Incremental Term Loans may, among other things, be subject to the mandatory prepayment obligations set forth in Section 2.13(c); and

(G)         the interest rates, maturity and amortization schedules applicable to any Incremental Term Loan shall be determined by the Company and the Incremental Term Loan Lenders thereunder; provided that the Incremental Term Loans shall not mature earlier than the date that is six months after the Term Loan Maturity Date.

Notwithstanding anything herein to the contrary, no Lender shall have any obligation hereunder to become an Incremental Term Loan Lender and any election to do so shall be in the sole discretion of each Lender.

(ii)     Effectiveness of Increase. On each Incremental Term Loan Effective Date, the Company shall deliver to the Administrative Agent (A) a certificate of a duly authorized officer of the Company stating that the conditions with respect to such Incremental Term Loan under this paragraph (d) have been satisfied, (B) an executed Incremental Term Loan Supplement and (C) such certificates or other documents from the Company reasonably requested by the Administrative Agent in connection with such Incremental Term Loan. Upon the Administrative Agent’s receipt of a fully executed Incremental Term Loan Supplement, together with the certificate and other documents referred to in clauses (A) and (C) above, the Administrative Agent shall record the information contained in each such agreement in the Register and give prompt notice of the relevant Incremental Term Loan to the Company and the Lenders.

(iii)    Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.11(d) unless, subject to Section 1.05: (i) on the date of such effectiveness, the conditions set forth in paragraphs (a) and (b) of Section 5.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Company, provided that in the case of any Incremental Limited Condition Term Commitments, the condition regarding the accuracy of representations and warranties set forth in paragraph (a) of Section 5.02 shall be limited to customary “specified representations” and those representations included in the related acquisition agreement that are material to the interests of the Lenders and only to the extent that the Company has the right to terminate its obligations under such acquisition agreement as a result of a breach of such representations, (ii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant Incremental Term Loan Supplement and, to the extent required by the Administrative Agent, consistent with those delivered on the Third Restatement Effective Date under Section 5.01 and such additional customary documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bringdowns) as the Administrative Agent may reasonably require to assure that the Incremental Term Loans are secured by the Collateral ratably with (or, to the extent agreed by the applicable Incremental Term Lenders in the applicable Incremental Term Loan Supplement, junior to) the existing Term Loans and (iii) the Company shall be in pro forma Compliance after giving effect to such Incremental Term Loan Commitment, the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.

SECTION 2.12    Repayment of Revolving Credit Loans; Evidence of Debt.

(a)     Repayment. Each Borrower hereby unconditionally promises to pay to the Administrative Agent for account of each Revolving Credit Lender the full outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans made to such Borrower, and each such Revolving Credit Loan shall mature, on the Revolving Credit Commitment Termination Date.

(b)     Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)     Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(d)     Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the applicable Borrower to repay the Loans made to it in accordance with the terms of this Agreement.

(e)     Promissory Notes. Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note of such Borrower. In such event, such Borrower, at its own expense, shall prepare, execute and deliver to such Lender a promissory note(s) payable to such Lender or its registered assigns and substantially in the form of Exhibit B-1 or B-2, as appropriate, and such note(s) shall be evidence of such Loans (and all amounts payable in respect thereof). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of such Lender or its registered assigns.

SECTION 2.13    Prepayment of Loans.

(a)     Optional Prepayments. The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of paragraph (d) of this Section.

(b)     Clean-Down. For at least 30 consecutive days during each fiscal year and for at least ten consecutive days during the period commencing on December 1 through and including January 31 of each fiscal year, no Revolving Credit Loan borrowed under the Working Capital Sublimit shall be outstanding.

(c)     Mandatory Prepayments.

(i)         If any Indebtedness shall be incurred by the Company or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 7.01), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied within five Business Days of the receipt of such Net Cash Proceeds toward the prepayment of the Term Loans as set forth in Section 2.13(c)(iii).

(ii)         If the Company or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof within five Business Days of the receipt of such Net Cash Proceeds, an amount equal to 100% of such Net Cash Proceeds shall be applied within ten Business Days following receipt thereof toward the prepayment of the Term Loans; provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans.

(iii)         Amounts to be applied in connection with prepayments shall be applied to the prepayment of the Term Loans in accordance with Section 2.20. The application of any prepayment pursuant to this Section 2.13(c) shall be made, first, to ABR Loans and, second, to Term Benchmark Loans. Each prepayment of the Loans under this Section 2.13(c) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. Each prepayment of the Term Loans in accordance with this Section 2.13(c) shall be applied to installments thereof in the inverse order of maturity.

(d)     Notices, Etc. The applicable Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.11, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.11. Promptly following receipt of any such notice relating to a Borrowing of any Class, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.05, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing of any Class shall be applied ratably to the Loans of such Class included in such Borrowing and (unless the Company shall otherwise direct) shall be made, first, to ABR Loans and, second, to Term Benchmark Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.15.

SECTION 2.14    Fees.

(a)     Commitment Fee. The Company agrees to pay to the Administrative Agent for account of each Revolving Credit Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of such Lender’s Revolving Credit Commitment during the period from and including the Third Restatement Effective Date to but excluding the earlier of the date the Revolving Credit Commitments terminate and the Revolving Credit Commitment Termination Date. Accrued commitment fees shall be payable on each Quarterly Date and on the earlier of the date the Revolving Credit Commitments terminate and the Revolving Credit Commitment Termination Date, commencing on the first such date to occur after the Third Restatement Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Revolving Credit Commitment of a Revolving Credit Lender shall be deemed to be used to the extent of the outstanding Revolving Credit Loans and LC Exposure of such Revolving Credit Lender.

(b)     Letter of Credit Fees. The Company agrees to pay (i) to the Administrative Agent for account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate on Term Benchmark Revolving Credit Loans on the average daily amount of such Revolving Credit Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Third Restatement Effective Date to but excluding the later of the date the Revolving Credit Commitments terminate and the date on which there ceases to be any LC Exposure, and (ii) to the applicable Issuing Lender a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the total LC Exposures in respect of Letters of Credit issued by such Issuing Lender (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Third Restatement Effective Date to but excluding the later of the date the Revolving Credit Commitments terminate and the date on which there ceases to be any LC Exposure in respect of Letters of Credit issued by such Issuing Lender, as well as such Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each of March, June, September and December shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Third Restatement Effective Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Lenders pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)     Administrative Agent Fees. The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d)     Acceptance Fees. The Company agrees to pay to the applicable Issuing Lender a fee (the “Acceptance Fee”) in advance, at a rate per annum equal to the Applicable Rate, on the date of creation of each Acceptance.  All Acceptance Fees shall be calculated on the face amount of the Acceptance issued and computed on the basis of the actual number of days in the term thereof and a year of 365 days.  The Acceptance Fee shall be in addition to any other fees payable to each Issuing Lender in connection with the creation, issuance or discounting of such Acceptance.  The discount rate for Acceptance Fees shall be calculated under terms customary to the practice of the applicable Issuing Lender and shall be based upon a year of 365 days and the term of such Acceptance.

(e)     Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.15    Interest.

(a)     ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)     Term Benchmark Loans. The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)     Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)     Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of the Revolving Credit Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Credit Loan prior to the end of the Revolving Credit Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)     Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.16    Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.16, if:

(i)         the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or

(ii)         the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company delivers a new Interest Election Request in accordance with the terms of Section 2.10 or a new Borrowing Request in accordance with the terms of Section 2.06, any Interest Election Request that requires the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request for an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.16(a)(i) or (ii) above; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.16(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company delivers a new Interest Election Request in accordance with the terms of Section 2.10 or a new Borrowing Request in accordance with the terms of Section 2.06, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.16(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.16(a)(i) or (ii) above, on such day.

(b)    Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.16), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)    The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.

(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for (i) a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) a RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any request for a Term Benchmark Borrowing or RFR Borrowing, as applicable, into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.16, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day.

SECTION 2.17    Increased Costs.

(a)     Increased Costs Generally. If any Change in Law shall:

(i)         subject any Lender or the Issuing Lender to any Taxes (other than (A) Indemnified Taxes indemnifiable under Section 2.19 and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)         impose, modify or deem applicable any reserve, special deposit, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Lender; or

(iii)         impose on any Lender or any Issuing Lender or the London interbank market any other condition affecting this Agreement or Term Benchmark Loans made by such Lender or any Letter of Credit or any Acceptance or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Lender of making or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Lender of participating in, issuing, maintaining or creating any Letter of Credit or any Acceptance or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)     Capital Adequacy, Liquidity Requirements. If any Lender or any Issuing Lender determines that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Acceptances held by, such Lender, or the Letters of Credit issued or Acceptances created by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c)     Requests, Rules, Guidelines, etc . Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d)     Certificates from Lenders. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts, necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the applicable Borrower and the Company and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e)     Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.18    Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.22, then, in any such event, the applicable Borrower shall compensate each Lender for the loss (other than any loss of anticipated profits), cost and expense attributable to such event. In the case of a Term Benchmark Loan, such loss (other than any loss of anticipated profits), cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Term SOFR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.19    Taxes.

(a)     Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Indemnified Taxes or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent, any Lender or Issuing Lender, as determined in good faith by the Company or the Administrative Agent, as applicable (the “Applicable Withholding Agent”), then (i) the sum payable by the applicable Loan Party to the Administrative Agent, Lender or Issuing Lender (as the case may be) shall be increased as necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section) have been made by the Applicable Withholding Agent, the Administrative Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Applicable Withholding Agent shall make such deduction and (iii) such amounts shall be paid by the Applicable Withholding Agent to the relevant Governmental Authority in accordance with applicable law.

(b)     Payment of Other Taxes by the Borrowers. In addition, each Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)     Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify the Administrative Agent, each Lender and each Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender (with a copy to the Administrative Agent) or an Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.

(d)     Evidence of Payments. As soon as practicable after any payment of Taxes, imposed with respect to a payment under any Loan Document, by a Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)     Tax Forms. Any Lender or Issuing Lender that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the applicable Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or as reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or Issuing Lender, if requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender or Issuing Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, in the case of any withholding tax other than the U.S. federal withholding tax, the completion, execution and submission of such forms shall not be required if in the Foreign Lender’s reasonable judgment such completion, execution or submission would subject such Foreign Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Foreign Lender.

Without limiting the generality of the foregoing, in the event that any Borrower is a United States person under Section 7701(a)(30) of the Code, any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement, and after the occurrence of a change in the Lender’s circumstances which require a change in the most recent form or certification previously delivered by it (and from time to time thereafter upon the request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(i)         duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)         duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the Form of Exhibit E to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) such Foreign Lender is not a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, (C) such Foreign Lender is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (D) no payments in connection with any Loan Document are effectively connected with the United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E,

(iv)         to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner, or

(v)         any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit a Borrower or the Administrative Agent to determine the withholding or deduction required to be made, if any.

Each Lender and Issuing Lender agrees that if any form or certification it previously delivered by it expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.

Any Lender or Issuing Lender that is a United States person under Section 7701(a)(30) of the Code, to the extent it may lawfully do so, shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender or Issuing Lender becomes a Lender or Issuing Lender, as applicable, under this Agreement, on or prior to the date on which any such form or certification expires or becomes obsolete, and after the occurrence of a change in the Lender or Issuing Lender’s circumstances which require a change in the most recent form or certification previously delivered by it (and from time to time thereafter upon the request of the Company or the Administrative Agent), duly completed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender or Issuing Lender is entitled to an exemption from U.S. backup withholding tax.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1471(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the Third Restatement Effective Date.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.19(e).

(f)      Each Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, for (i) the full amount of any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

(g)     Refunds. If the Administrative Agent, a Lender or an Issuing Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender or such Issuing Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent or such Lender or such Issuing Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender or such Issuing Lender in the event the Administrative Agent or such Lender or such Issuing Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Lender or any Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company, any of its Subsidiaries or any other Person.

(h)     Survival. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 2.20    Payments Generally; Pro Rata Treatment; Sharing of Set offs.

(a)     Payments by the Borrowers. Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.17, 2.18 or 2.19, or otherwise) or under any other Loan Document (except as otherwise expressly provided therein) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at an account maintained with the Administrative Agent as notified to the Company and the Lenders, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to the Issuing Lenders as expressly provided herein and except that payments pursuant to Sections 2.17, 2.18, 2.19 and 10.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder and under any other Loan Document shall be made in Dollars.

(b)     Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)     Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing of a particular Class shall be made from the applicable Lenders, pro rata according to the amounts of the respective Commitments of such Class and shall be allocated pro rata among the applicable Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans), (ii) each payment of commitment fees under Section 2.14 shall be made for account of the Revolving Credit Lenders, and each termination or reduction of the amount of the Revolving Credit Commitments under Section 2.11 shall be applied to the Revolving Credit Commitments, pro rata according to the respective Revolving Credit Commitments of the Revolving Credit Lenders; (iii) each payment or prepayment of principal of Loans of any Class by any Borrower shall be made for account of the applicable Lenders pro rata according to the respective unpaid principal amounts of the Loans of such Class held by such Lenders; and (iv) each payment of interest on Loans of any Class by any Borrower shall be made for account of the applicable Lenders pro rata according to the amounts of interest on such Loans of such Class then due and payable to such Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed.

(d)     Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements, as applicable, and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements, as applicable, of other applicable Lenders to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements, as applicable; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)     Presumptions of Payment. Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders or the Issuing Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lenders, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders or the applicable Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)     Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.08(e), 2.09(b) or 2.20(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.21    Mitigation Obligations; Replacement of Lenders.

(a)     Designation of a Different Lending Office. If any Lender requests compensation under Section 2.17, or if a Borrower is required to pay any additional amount pursuant to Section 2.19, then such Lender shall, if requested by the Company, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or 2.19, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.17 or 2.19.

(b)     Replacement of Lenders. If any Lender requests compensation under Section 2.17, if a Borrower is required to pay any additional amount pursuant to Section 2.19, if any Lender defaults in its obligation to fund Loans hereunder or if any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent and (if a Revolving Credit Commitment is being assigned) each Issuing Lender, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments and (iv) until such time as such assignment shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.17 or 2.19. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that (i) any assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee, and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.22    Designation of Subsidiary Borrowers.

(a)     Designation. Subject to the terms and conditions of this Section (including paragraph (b) of this Section), the Company may, at any time or from time to time upon not less than five Business Days’ notice to the Administrative Agent (or such other period which is acceptable to the Administrative Agent), request that a wholly-owned Domestic Subsidiary specified in such notice become a party to this Agreement as a Subsidiary Borrower; provided that each such designation shall be subject to the prior approval of the Administrative Agent (which approval in each case shall not be unreasonably withheld). The Administrative Agent shall upon receipt of such notice from the Company promptly notify each Revolving Credit Lender and the Issuing Lenders of the Company’s designation. Upon such approval and the satisfaction of the conditions specified in paragraph (b) of this Section, the Administrative Agent shall accept the relevant Subsidiary Borrower Designation Letter whereupon the applicable Subsidiary shall become a party to this Agreement as a Subsidiary Borrower and entitled to borrow Revolving Credit Loans and to have Letters of Credit issued and Acceptances created for its own account hereunder.

(b)     Conditions Precedent to Effectiveness of Designation. The effectiveness of a designation by the Company of any Subsidiary as a Borrower hereunder shall be subject to the following conditions precedent: (i) receipt by the Administrative Agent of each of the following documents (each of which shall be in satisfactory to the Administrative Agent in form and substance) (x) a Subsidiary Borrower Designation Letter, duly completed and executed by the Company and the applicable Subsidiary, delivered to the Administrative Agent at least five Business Days before the date on which such Subsidiary is proposed to become a Borrower; and (y) such opinions, documents and certificates as the Administrative Agent may reasonably request (including certified copies of the organizational documents of such Subsidiary and of resolutions of its board of directors authorizing such Subsidiary becoming a Borrower hereunder, and of all documents evidencing all other necessary corporate or other action required with respect to such Subsidiary becoming party to this Agreement) that are consistent with conditions for the Loan Parties set forth in Section 5.01; and (ii) receipt by the Administrative Agent, each Revolving Credit Lender and each Issuing Lender of all documentation and other information with respect to the applicable Subsidiary that is reasonably requested by the Administrative Agent, such Revolving Credit Lender or such Issuing Lender, as applicable, and that the Administrative Agent, such Revolving Credit Lender or such Issuing Lender, as applicable, reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

(c)     Termination of Subsidiary Borrower. The Company may, at any time at which no Revolving Credit Loans or any other amounts hereunder or under any other Loan Documents shall be outstanding to, nor any Letters of Credit or any Acceptances shall be outstanding for the account of, any Subsidiary Borrower, terminate such Subsidiary Borrower as a Borrower hereunder by delivering an executed notice thereof (each a “Termination Letter”), substantially in the form of Exhibit D-2, to the Administrative Agent; provided that if the Company notifies the Administrative Agent that a Subsidiary Borrower ceases to be a Subsidiary of the Company in a transaction not prohibited by this Agreement, a Termination Letter is deemed delivered by the Company and received by the Administrative Agent effective as of the date that such Subsidiary Borrower ceases to be a Subsidiary of the Company. Any Termination Letter or notice, as applicable, furnished hereunder shall be effective upon receipt thereof by the Administrative Agent (which shall promptly following receipt of such Termination Letter or notice, as applicable, so notify the Revolving Credit Lenders and the Issuing Lenders), whereupon all commitments of the Revolving Credit Lenders to make Revolving Credit Loans to, and all obligations of the Issuing Lenders to issue Letters of Credit or create Acceptances for the account of, such Subsidiary Borrower and all of rights of such Subsidiary Borrower hereunder shall terminate and such Subsidiary Borrower shall cease to be a Borrower hereunder. Notwithstanding the foregoing, the delivery (or deemed delivery) of a Termination Letter with respect to any Subsidiary Borrower shall not terminate (i) any obligation of such Subsidiary Borrower that remains unpaid at the time of such delivery (or deemed delivery) or (ii) the obligations of the Company under Article III with respect to any such unpaid obligations. The parties hereto acknowledge Fannie May Confections, Inc. and Harry London Candies, Inc. are terminated as Subsidiary Borrowers hereunder and that a Termination Letter in accordance with this Section 2.22(c) is deemed delivered by the Company and received by the Administrative Agent effective as of the date that each of Fannie May Confections, Inc. and Harry London Candies, Inc. ceased to be a Subsidiary of the Company in accordance with the terms of this Agreement.

SECTION 2.23    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)         fees set forth in Section 2.14(a) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender;

(b)         to the extent permitted by applicable law, (i) any voluntary prepayment of Revolving Credit Loans shall, if the Company so directs at the time of making such voluntary prepayment, be applied to the Revolving Credit Loans of other Lenders as if such Defaulting Lender had no Revolving Credit Loans outstanding and the Revolving Credit Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Credit Loans shall, if the Company so directs at the time of making such mandatory prepayment, be applied to the Revolving Credit Loans of other Lenders, but not to the Revolving Credit Loans of such Defaulting Lender, it being understood and agreed that the Company shall be entitled to retain any portion of any mandatory prepayment of the Revolving Credit Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b);

(c)         the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(d)         if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)         all or any part of such LC Exposure shall be reallocated among the Lenders that are not Defaulting Lenders in accordance with their respective Revolving Percentages but, in any case, only to the extent (x) the sum of the Revolving Credit Exposures of all Lenders that are not Defaulting Lenders plus such Defaulting Lender’s LC Exposure does not exceed the total of the Commitments of all Lenders that are not Defaulting Lenders and (z) the conditions set forth in Section 5.02 are satisfied at such time;

(ii)         if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.08(l) for so long as such LC Exposure is outstanding;

(iii)         if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to this paragraph (d), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.14(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)         if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this paragraph (d), then the fees payable to the Lenders pursuant to Section 2.14(a) and Section 2.14(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages;

(v)         if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this paragraph (d), then, without prejudice to any rights or remedies of the Issuing Lenders or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and fees payable in connection with any Letters of Credit or Acceptances under Sections 2.14(b) and 2.14(d) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Lenders until such LC Exposure is cash collateralized and/or reallocated; and

(vi)         subject to Section 10.16, no reallocation pursuant to this paragraph (d) shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(e)         so long as any Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit or create any Acceptance, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with paragraph (d) of this Section, and participating interests in any such newly issued or increased Letter of Credit or Acceptance shall be allocated among non-Defaulting Lenders in a manner consistent with paragraph (d)(i) of this Section (and Defaulting Lenders shall not participate therein); and

(f)         In the event that each of the Administrative Agent, the Borrowers and the Issuing Lenders agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

SECTION 2.24    MIRE Event. Notwithstanding anything to the contrary herein, the making, increasing, extension or renewal of any Loans pursuant to this Agreement shall be subject to flood insurance due diligence and flood insurance compliance in accordance with Section 6.11(b)(ix) hereto and shall otherwise be reasonably satisfactory to the Administrative Agent, the Lenders and the Issuing Lenders.

SECTION 2.25    Extension of Maturity Date.

(a)         The Company may, by delivering an Extension Request to the Administrative Agent (who shall promptly deliver a copy to each of the Lenders), not less than 60 days in advance of the (i) Term Loan Maturity Date in effect at such time (the “Existing Term Loan Maturity Date”) and (ii) Revolving Credit Commitment Termination Date in effect at such time (the “Existing Revolving Credit Commitment Termination Date” and, together with the Existing Term Loan Maturity Date, the “Existing Maturity Dates”, each a “Existing Maturity Date”), request that the Lenders extend the Existing Maturity Date to the first anniversary of such Existing Maturity Date. Each Lender, acting in its sole discretion, shall, by written notice to the Administrative Agent given not later than the date that is the 20th day after the date of the Extension Request, or if such date is not a Business Day, the immediately following Business Day (the “Response Date”), advise the Administrative Agent in writing whether or not such Lender agrees to the requested extension. Each Lender that advises the Administrative Agent that it will not extend the Existing Maturity Date is referred to herein as a “Non-extending Lender”; provided, that any Lender that does not advise the Administrative Agent of its consent to such requested extension by the Response Date and any Lender that is a Defaulting Lender on the Response Date shall be deemed to be a Non-extending Lender. The Administrative Agent shall notify the Company, in writing, of the Lenders’ elections promptly following the Response Date. The election of any Lender to agree to such an extension shall not obligate any other Lender to so agree. The Maturity Date may be extended no more than two times pursuant to this Section 2.25.

(b)         (i)     If, by the Response Date, Lenders holding Commitments that aggregate 50% or more of the total Commitments shall constitute Non-extending Lenders, then the Existing Maturity Date shall not be extended and the outstanding principal balance of all Loans and other amounts payable hereunder shall be payable, and the Commitments shall terminate, on the Existing Maturity Date in effect prior to such extension.

(i)         If (and only if), by the Response Date, Lenders holding Commitments that aggregate more than 50% of the total Commitments shall have agreed to extend the Existing Maturity Date (each such consenting Lender, an “Extending Lender”), then effective as of the Existing Maturity Date, the Maturity Date for such Extending Lenders shall be extended to the first anniversary of the Existing Maturity Date (subject to satisfaction of the conditions set forth in SECTION 2.25(d)    ). In the event of such extension, the Commitment of each Non-extending Lender shall terminate on the Existing Maturity Date in effect for such Non-extending Lender prior to such extension and the outstanding principal balance of all Loans and other amounts payable hereunder to such Non-extending Lender shall become due and payable on such Existing Maturity Date and, subject to SECTION 2.25(c)     below, the total Commitments hereunder shall be reduced by the Commitments of the Non-extending Lenders so terminated on such Existing Maturity Date.

(c)         In the event of any extension of the Existing Maturity Date pursuant to SECTION 2.25(b)    (ii)    , the Company shall have the right on or before the Existing Maturity Date, at its own expense, to require any Non-extending Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.04) all its interests, rights (other than its rights to payments pursuant to Section 2.16, Section 2.17, Section 2.18 or Section 10.03. arising prior to the effectiveness of such assignment) and obligations under this Agreement to one or more banks or other financial institutions identified to the Non-extending Lender by the Company, which may include any existing Lender (each a “Replacement Lender”); provided that (i)     such Replacement Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and each Issuing Lender (such approvals to not be unreasonably withheld) to the extent the consent of the Administrative Agent or the Issuing Lenders would be required to effect an assignment under Section 10.04(b), (ii)     such assignment shall become effective as of a date specified by the Company (which shall not be later than the Existing Maturity Date in effect for such Non-extending Lender prior to the effective date of the requested extension) and (iii)     the Replacement Lender shall pay to such Non-extending Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the outstanding principal amount Loans made by it hereunder and all other amounts accrued and unpaid for its account or otherwise owed to it hereunder on such date.

(d)         As a condition precedent to each such extension of the Existing Maturity Date pursuant to SECTION 2.25(b)    (ii)    , the Company shall (i)     deliver to the Administrative Agent a certificate of the Company dated as of the Existing Maturity Date signed by a Responsible Officer of the Company certifying that, as of such date, both before and immediately after giving effect to such extension, (x) the representations and warranties of the Company set forth in this Agreement shall be true and correct and (y) no Default shall have occurred and be continuing and (ii)    first make such prepayments of the outstanding Loans and second provide such cash collateral (or make such other arrangements satisfactory to the applicable Issuing Lender) with respect to the outstanding Letters of Credit as shall be required such that, after giving effect to the termination of the Commitments of the Non-extending Lenders pursuant to SECTION 2.25(b)     and any assignment pursuant to SECTION 2.25(c)    , the aggregate Revolving Credit Exposure less the face amount of any Letter of Credit supported by any such cash collateral (or other satisfactory arrangements) so provided does not exceed the aggregate amount of Commitments being extended.

For the avoidance of doubt, (iii)     no consent of any Lender (other than the existing Lenders participating in the extension of the Existing Maturity Date) shall be required for any extension of the Maturity Date pursuant to this Section 2.25 and (iv)     the operation of this Section 2.25 in accordance with its terms is not an amendment subject to Section 10.02.

SECTION 2.26    Refinancing Amendments.

(a)     Refinancing Commitments. The Company may at any time or from time to time after the Third Restatement Effective Date, by notice to the Administrative Agent (a “Refinancing Loan Request”), request (A) a new Class of commitments for term loans under this Agreement or an increase in the Commitments of an existing Class of Term Loans (any such new commitments, “Refinancing Term Commitments”) or (B) the establishment of a new Class of revolving credit commitments under this Agreement or an increase in any existing Class of Revolving Credit Commitments (any such new commitments, “Refinancing Revolving Credit Commitments” and collectively with any Refinancing Term Commitments, “Refinancing Commitments”), in each case, established in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, any Class or Classes of existing Loans or Commitments as selected by the Company (with respect to a particular Refinancing Commitment or Refinancing Loan, any such Class or Classes of existing Loans or Commitments, “Refinanced Debt”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.

(b)     Refinancing Loans. Any Refinancing Term Loans or Refinancing Revolving Credit Commitments made on an Refinancing Facility Closing Date shall, unless constituting an increase in a previously established Class, be designated a separate Class of Refinancing Term Loans or Refinancing Revolving Credit Commitments, as applicable, for all purposes of this Agreement. On any Refinancing Facility Closing Date on which any Refinancing Term Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.26, (i) each Refinancing Term Lender shall make a Loan to the Borrowers (a “Refinancing Term Loan”) in an amount equal to its Refinancing Term Commitment established on such date and (ii) each Refinancing Term Lender shall become a Lender hereunder with respect to the Refinancing Term Commitment established on such date and the Refinancing Term Loans established on such date made pursuant thereto. On any Refinancing Facility Closing Date on which any Refinancing Revolving Credit Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.26, (i) each Refinancing Revolving Credit Lender shall make its Commitment available to the Borrowers (when borrowed, a “Refinancing Revolving Loan” and collectively with any Refinancing Term Loan, a “Refinancing Loan”) in an amount equal to its Refinancing Revolving Credit Commitment and (ii) each Refinancing Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the Refinancing Revolving Credit Commitment and the Refinancing Revolving Loans made pursuant thereto.

(c)     Refinancing Loan Request. Each Refinancing Loan Request from the Company pursuant to this Section 2.26 shall set forth the requested amount and proposed terms of the relevant Refinancing Term Loans or Refinancing Revolving Credit Commitments. Refinancing Term Loans may be made, and Refinancing Revolving Credit Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Refinancing Commitment, nor will the Company have any obligation to approach any existing Lender to provide any Refinancing Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Refinancing Commitment or Refinancing Loan, a “Refinancing Revolving Credit Lender” or “Refinancing Term Lender”, as applicable, and, collectively, “Refinancing Lenders”); provided that the Administrative Agent and each Issuing Lender shall have consented (not to be unreasonably withheld, conditioned or delayed) to any Lender or Additional Lender’s making such Refinancing Term Loans or providing such Refinancing Revolving Credit Commitments to the extent such consent, if any, would be required under Section 10.04(b) for an assignment of Term Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender

(d)     Effectiveness of Refinancing Amendment. The effectiveness of any Refinancing Amendment, and the Refinancing Commitments thereunder, shall be subject to the satisfaction on the date thereof (a “Refinancing Facility Closing Date”) of each of the conditions set forth in the Refinancing Amendment substantially consistent with the conditions related to the Loans in this Agreement.

(e)     Required Terms. The terms, provisions and documentation of the Refinancing Term Loans and Refinancing Term Commitments or the Refinancing Revolving Loans and Refinancing Revolving Credit Commitments, as the case may be, of any Class shall be as agreed between the Company and the applicable Refinancing Lenders providing such Refinancing Commitments and, to the extent not substantially identical to any Class of Term Loans or Revolving Credit Commitments, as applicable, existing on the Refinancing Facility Closing Date (except to the extent permitted by clauses (i) and (ii) below, as applicable, and with respect to pricing and optional prepayment or redemption terms), shall reflect market terms and conditions (as determined by the Company in its reasonable discretion) at the time of incurrence or issuance of such Refinancing Term Loans or Refinancing Revolving Credit Commitments, as the case may be. In any event:

(i)         the Refinancing Term Loans:

(A)    as of the Refinancing Facility Closing Date, shall not have a final scheduled maturity date earlier than the Maturity Date of the Refinanced Debt,

(B)    as of the Refinancing Facility Closing Date, shall have amortization (subject to clause (e)(i)(A) above) determined by the Company and the applicable Refinancing Term Lenders but shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt,

(C)    shall have an All-In Yield determined by the Company and the applicable Refinancing Term Lenders,

(D)    shall have fees determined by the Company and the applicable Refinancing Term Loan arranger(s),

(E)    may participate (x) on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) in any voluntary prepayments of Term Loans hereunder) or (y) on a pro rata basis or less than a pro rata basis (but not on a greater than pro rata basis (except for prepayments pursuant to Section 2.13(c)(i)) in any mandatory prepayments of Term Loans hereunder, or if junior in right of security, shall be on a junior basis with respect thereto,

(F)    shall not have a greater principal amount than (x) the principal amount of the Refinanced Debt plus (y) accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees, expenses, original issue discount and upfront fees associated with the refinancing plus (z) any additional amount of Indebtedness to the extent that such additional amount would otherwise be permitted to be incurred and secured on a pari passu basis with the Obligations pursuant to Sections 7.01 and 7.03 (it being understood that any such additional amount shall utilize availability under any “basket” set forth in those Sections) and the Administrative Agent and any Person providing any Refinancing Loans or Refinancing Commitments may rely on the Borrower’s certification of compliance with this clause (F) (provided that the Administrative Agent has not notified such Person in writing of its objection to such calculation prior to the funding thereof) and, without excusing any Default or Event of Default which may arise from any inaccuracy in such certification, such certification will be deemed accurate for purposes of determining whether the financing provided by any Person relying thereon qualifies as Refinancing Loans or Refinancing Commitments, as applicable, and

(G)    (I) shall rank pari passu in right of payment with the Obligations under Term Loans and Revolving Credit Loans and shall have the same Guarantors and (II) shall be secured either on a pari passu basis with the Obligations or on a junior basis to the Obligations, in each case over the same (or less) Collateral that secures the Term Loans; provided that, with respect to any Refinancing Term Loans that are secured by the Collateral on a junior basis to the Obligations, such Refinancing Term Loans shall be established as a Facility separate from the Term Loans provided herein; provided, further, with respect to any Refinancing Term Loans that are secured by the Collateral on a junior basis to the Obligations, such Refinancing Term Loans shall be subject to a Junior Lien Intercreditor Agreement; and

(ii)    the Refinancing Revolving Credit Commitments and Refinancing Revolving Loans:

(A)    (I) shall rank pari passu in right of payment with the Obligations under Term Loans and Revolving Credit Loans and shall have the same Guarantors and (II) shall be secured either on a pari passu basis with the Obligations or on a junior basis to the Obligations, in each case over the same (or less) Collateral that secures the Revolving Credit Commitments and Revolving Credit Loans; provided that, with respect to any Refinancing Revolving Credit Commitments that are secured by the Collateral on a junior basis to the Obligations, such Refinancing Revolving Credit Commitments shall be established as a Facility separate from the Revolving Credit Commitments provided herein; provided, further, with respect to any Refinancing Revolving Credit Commitments that are secured by the Collateral on a junior basis to the Obligations, such Refinancing Revolving Credit Commitments shall be subject to a Junior Lien Intercreditor Agreement,

(B)    (I) shall not have a final scheduled maturity date or mandatory commitment reduction date earlier than the Maturity Date or commitment reduction date, respectively, with respect to the Refinanced Debt and (II) shall not have any scheduled amortization or mandatory commitment reductions prior to the maturity date of the Refinanced Debt,

(C)    shall provide that the borrowing and repayment (except for (1) payments of interest and fees at different rates on Refinancing Revolving Credit Commitments (and related outstandings), (2) repayments required upon the Maturity Date of the Refinancing Revolving Credit Commitments and (3) repayment made in connection with a permanent repayment and termination of commitments (in accordance with clause (E) below)) of Loans with respect to Refinancing Revolving Credit Commitments after the associated Refinancing Facility Closing Date shall be made and participations in Letters of Credit shall be on a pro rata basis or less than a pro rata basis (but not more than a pro rata basis) with all other Revolving Credit Commitments then existing on the Refinancing Facility Closing Date,

(D)    may provide that the permanent repayment of Revolving Credit Loans with respect to, and termination or reduction of, Refinancing Revolving Credit Commitments after the associated Refinancing Facility Closing Date be made on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) with all other Revolving Credit Commitments,

(E)    shall provide that assignments and participations of Refinancing Revolving Credit Commitments and Refinancing Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans then existing on the Refinancing Facility Closing Date,

(F)    shall have All-In Yield determined by the Company and the applicable Refinancing Revolving Credit Lenders,

(G)    shall have fees determined by the Company and the applicable Refinancing Revolving Credit Commitment arranger(s), and

(H)    shall not have a greater principal amount of Commitments than (x) the principal amount of the Commitments of the Refinanced Debt plus (y) accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees, expenses, original issue discount and upfront fees associated with the refinancing plus (z) any additional amount of Indebtedness to the extent that such additional amount would otherwise be permitted to be incurred and secured on a pari passu basis with the Obligations pursuant to Sections 7.01 and 7.03 (it being understood that any such additional amount shall utilize availability under any “basket” set forth in those Sections) and the Administrative Agent and any Person providing any Refinancing Loans or Refinancing Commitments may rely on the Borrower’s certification of compliance with this clause (I) (provided that the Administrative Agent has not notified such Person in writing of its objection to such calculation prior to the funding thereof) and, without excusing any Default or Event of Default which may arise from any inaccuracy in such certification, such certification will be deemed accurate for purposes of determining whether the financing provided by any Person relying thereon qualifies as Refinancing Loans or Refinancing Commitments, as applicable.

(f)     Refinancing Amendment. Commitments in respect of Refinancing Term Loans and Refinancing Revolving Credit Commitments shall become additional Commitments pursuant to an amendment (a “Refinancing Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Refinancing Lender providing such Commitments, the Administrative Agent and, in the case of Refinancing Revolving Credit Commitments, each Issuing Lender. The Refinancing Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.26. The Borrowers will use the proceeds of the Refinancing Term Loans and Refinancing Revolving Credit Commitments to (x) retire the applicable Refinanced Debt and to pay accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees, expenses, original issue discount and upfront fees associated with the refinancing and (y) with respect to any additional amount of Indebtedness permitted by Section 2.26(e)(i)(F) or Section 2.26(e)(ii)(H) above, for any purpose not prohibited by this Agreement.

ARTICLE III

GUARANTEE

SECTION 3.01    The Guarantee. (a) The Company hereby guarantees to each Guaranteed Party the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the (i) Subsidiary Borrower Obligations, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Subsidiary Borrower Guaranteed Obligations”) and (ii) Subsidiary Guarantor Obligations, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Subsidiary Guarantor Guaranteed Obligations”). The Company hereby further agrees that if any Subsidiary Borrower or Subsidiary Guarantor shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of such Subsidiary Borrower Guaranteed Obligations or Subsidiary Guarantor Guaranteed Obligations, as applicable, the Company will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of such Subsidiary Borrower Guaranteed Obligations or Subsidiary Guarantor Guaranteed Obligations, as applicable, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(b)         Each Subsidiary Guarantor hereby jointly and severally guarantees to each Guaranteed Party the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Borrower Obligations (other than such obligations, if any, of such Subsidiary Guarantor), in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Borrower Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if any such Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of such Borrower Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of such Borrower Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 3.02    Obligations Unconditional. The obligations of the Guarantors under Section 3.01 are absolute and unconditional, and (in the case of the Subsidiary Guarantors) joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the other Loan Parties under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of their respective Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(i)         at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of their respective Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)         any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(iii)         the maturity of any of their respective Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of their respective Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv)         any lien or security interest granted to, or in favor of, the Administrative Agent, any Lender or Lenders or any other Guaranteed Party as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, any Lender or any other Guaranteed Party exhaust any right, power or remedy or proceed against the Company under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of their respective Guaranteed Obligations.

SECTION 3.03    Reinstatement. The obligations of each Guarantor under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the other Borrowers in respect of the relevant Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of such Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent, each Lender and each other Guaranteed Party on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent, such Lender or such other Guaranteed Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 3.04    Subrogation. Each Guarantor hereby agrees that, until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement, it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 3.01, whether by subrogation or otherwise, against the Company or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 3.05    Remedies. Each Guarantor agrees that, as between such Guarantor and the Lenders, the obligations of the Borrowers under this Agreement may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 3.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by any Borrower) shall forthwith become due and payable by such Guarantor for purposes of Section 3.01.

SECTION 3.06    Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that any Guaranteed Party, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

SECTION 3.07    Continuing Guarantee. The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 3.08    Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, then each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 3.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Article III and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 3.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock or other equity interest of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of the Company and all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Obligors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Third Restatement Effective Date, as of the Third Restatement Effective Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

SECTION 3.09    General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 3.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 3.10    Termination or Release. (a) The Guarantee of each Subsidiary Guarantor set forth in this Article III shall terminate with respect to all Obligations upon the date that the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit and Acceptances shall have expired or terminated and all LC Disbursements shall have been reimbursed.

(b)         The Guarantee of each Subsidiary Guarantor set forth in this Article III shall be automatically released if any Subsidiary Guarantor ceases to be a Subsidiary or becomes an Excluded Subsidiary, in each case as a result of a transaction or designation permitted hereunder (as certified in writing delivered to the Administrative Agent by an authorized officer of the Company).

(c)         In connection with any termination or release pursuant to paragraph (a) or (b) of this Section 3.10, the Administrative Agent shall execute and deliver to any Subsidiary Guarantor, at such Subsidiary Guarantor’s expense, all documents that such Subsidiary Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 3.10 shall be without recourse to or warranty by the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each of the Company and the Subsidiary Borrowers represents and warrants (as to itself and each of its Subsidiaries) to the Lenders that:

SECTION 4.01    Organization; Powers. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 4.02    Authorization; Enforceability. The Transactions are within each Borrower’s and each other Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement and each of the other Loan Documents have been duly executed and delivered by each Loan Party party thereto and constitutes, or when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.03    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any Requirement of Law, (c) will not violate or result in a default under any Contractual Obligation upon the Company and its Subsidiaries or its or their respective assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

SECTION 4.04    Financial Condition; No Material Adverse Change.

(a)     Financial Condition. The Company has heretofore furnished to the Lenders (including without limitation via filings with the SEC) (i) the consolidated balance sheet and statements of income, stockholders’ equity and cash flows of the Company as of and for the fiscal years ended June 28, 2020, June 27, 2021 and July 3, 2022, in each case as reported on by BDO USA, LLP, and (ii) the unaudited condensed consolidated balance sheets of the Company as of October 2, 2022, January 1, 2023, and April 2, 2023, and the related unaudited condensed consolidated statements of income and cash flows for the applicable periods ended on such dates. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Subsidiaries as of such dates and for such periods in accordance with GAAP. There are no liabilities of the Company or any of its Subsidiaries, fixed or contingent, which are material in relation to the consolidated financial condition of the Company that are not reflected in the most recent consolidated financial statements of the Company delivered pursuant to this Section or Section 6.01(a) or (b) or in the notes thereto, other than liabilities arising in the ordinary course of business since the date of such financial statements.

(b)     No Material Adverse Change. Since July 3, 2022, there has not occurred any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 4.05    Properties.

(a)     Property Generally. Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 7.02 and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Schedule 1.01(b) contains a true and complete list of each Mortgaged Property. The real property information provided to the Administrative Agent, the Lenders and the Issuing Lenders by or on behalf of the Company and its Subsidiaries with respect to each Mortgaged Property is true, correct and complete in all respects.

(b)     Intellectual Property. Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.06    Litigation and Environmental Matters.

(a)     Actions, Suits and Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters listed on Schedule 4.06(a)) or that involve this Agreement or the Transactions.

(b)     Environmental Matters. Except for the Disclosed Matters listed on Schedule 4.06(b) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any facts that could reasonably be expected to result in any Environmental Liability.

(c)     Disclosed Matters. Since the Third Restatement Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 4.07    Compliance with Laws and Contractual Obligations. Each of the Company and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property or all Contractual Obligations binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.08    Investment Company Act Status. Neither the Company nor its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 4.09    Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.10    ERISA. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) no ERISA Event has occurred or is reasonably expected to occur and (b) each Borrower and each of their ERISA Affiliates has complied with the applicable provisions of ERISA and the Code with respect to each Pension Plan. The present value of all accumulated benefit obligations under each Pension Plan does not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets under such Pension Plan (determined in both cases using the applicable assumptions under Section 430 of the Code and the Treasury Regulations promulgated thereunder) by an amount that could reasonably be expected to result in a Material Adverse Effect.

SECTION 4.11    Disclosure. The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the written reports, financial statements, certificates or other written information (other than projections, other forward looking information and information of a general economic and/or industry specific nature) furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon reasonable assumptions believed to be reasonable at the time of preparation thereof.

SECTION 4.12    Use of Credit. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

SECTION 4.13    Labor Matters. Except with respect to any Disclosed Matters and except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) no collective bargaining agreement or other labor contract will expire during the term of this Agreement, (b) to the Company’s knowledge, no union or other labor organization is seeking to organize, or to be recognized as bargaining representative for, a bargaining unit of employees of the Company or any of its Subsidiaries, (c) there is no pending or, to the Company’s knowledge, threatened strike, work stoppage, material unfair labor practice claim or charge, arbitration or other labor dispute against or affecting the Company or any of its Subsidiaries or their representative employees and (d) there are no actions, suits, charges, demands, claims, counterclaims or proceedings pending or, to the best of the Company’s knowledge, threatened against the Company or any of its Subsidiaries, by or on behalf of, or with, its employees.

SECTION 4.14    Subsidiaries. Schedule 4.14 is a complete and correct list of all of the Subsidiaries of the Company as of the Third Restatement Effective Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Schedule 4.14, (x) each of the Company and its Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Security Documents), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 4.14, (y) all of the issued and outstanding Capital Stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

SECTION 4.15    Security Documents. The Liens granted by the Security Documents constitute valid perfected first priority Liens on the properties and assets covered by the Security Documents, to the extent required by the Security Documents and subject to no prior or equal Lien except those Liens permitted by Section 7.02.

SECTION 4.16    Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees, and to the knowledge of the Company, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Borrower being designated as a Sanctioned Person. None of (a) the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 4.17    Solvency. The Company and its Subsidiaries on a consolidated basis, after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

SECTION 4.18    Affected Financial Institution. No Loan Party is an Affected Financial Institution.

ARTICLE V

CONDITIONS

SECTION 5.01    Conditions to Third Restatement Effective Date. The effectiveness of this Agreement and the obligations of the Lenders to make the Loans and of the Issuing Lenders to issue Letters of Credit and create Acceptances hereunder shall not become effective until the date on which the following conditions have been satisfied (or such condition shall have been waived in accordance with Section 10.02):

(a)     Executed Counterparts. The Administrative Agent shall have received from the Company, each Subsidiary Borrower, each Guarantor, Existing Lenders constituting the “Required Lenders” (under and as defined in the Existing Credit Agreement) and each Lender either (i) a counterpart of this Agreement signed on behalf of such Person or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or email transmission of a signed signature page to this Agreement) that such Person has signed a counterpart of this Agreement.

(b)     Opinion of Counsel to the Loan Parties. The Administrative Agent shall have received (i) a written opinion (addressed to the Administrative Agent, the Issuing Lenders and the Lenders and dated the Third Restatement Effective Date) of Cahill Gordon & Reindel LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, and (ii) if requested by the Administrative Agent, written opinions of such other counsel for the Loan Parties as is satisfactory to the Administrative Agent (addressed to the Administrative Agent, the Issuing Lenders and the Lenders and dated the Third Restatement Effective Date), in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably request (and the Company hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(c)     Corporate Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)     Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Third Restatement Effective Date and signed by a senior executive officer of the Company, to the effect that (a) the representations and warranties of the Borrowers set forth in Article IV, and of each Loan Party in each of the other Loan Documents to which it is a party, are true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the Third Restatement Effective Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and (b) at the time of and immediately after giving effect to the extensions of credit hereunder on the Third Restatement Effective Date, no Default has occurred and is continuing.

(e)     Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate executed by the chief financial officer of the Company in the form of Exhibit F hereto.

(f)     Repayment of Existing Indebtedness. The Administrative Agent shall have received reasonably satisfactory evidence that, on or substantially concurrently with the Third Restatement Effective Date, (i) the outstanding principal amount of Existing Revolving Credit Loans and funded participations in Existing LC Disbursements of the Existing Revolving Credit Lenders shall have been repaid (or deemed repaid pursuant to the terms hereof), together with all accrued interest thereon, accrued fees and all other amounts payable to the Existing Revolving Credit Lenders pursuant to the Existing Credit Agreement and (ii) the outstanding principal amount of Existing Term Loans of the Existing Term Lenders shall have been repaid, together with all accrued interest thereon, accrued fees and other amounts payable to the Existing Term Lenders pursuant to the Existing Credit Agreement.

(g)     Financial Information. The Administrative Agent shall have received (i) the financial statements of the Company referred to in Section 4.04(a)(i); (ii) the unaudited interim consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for each fiscal quarter ended at least 45 days before the Third Restatement Effective Date after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph (in the case of this clause (ii), without footnote disclosure); and (iii) projections for the fiscal years through the 2024 fiscal year of the results of operations and financial condition of the Company and its Subsidiaries (together with relevant assumptions related thereto), on a consolidated basis.

(h)     [Reserved].

(i)     USA PATRIOT Act. The Administrative Agent and the Joint Lead Arrangers shall have received, at least 3 days prior to the Third Restatement Effective Date, all documentation and other information with respect to the Company and its Subsidiaries that shall have been reasonably requested by the Administrative Agent or any Joint Lead Arranger in writing at least 5 days prior to the Third Restatement Effective Date that the Administrative Agent or any Joint Lead Arranger reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(j)     Fees and Expenses. All fees and expenses required to be paid hereunder and invoiced before the Third Restatement Effective Date shall have been paid in full in cash or authorized to be deducted from the proceeds of any Loans funded on the Third Restatement Effective Date.

(k)     Security Documents. The Administrative Agent shall have received (i) a reaffirmation agreement, executed and delivered by an authorized officer of the Company and each other Loan Party that is party to the Existing Credit Agreement, reaffirming each such Loan Party’s respective obligations with respect to each Security Document, (ii) certificates, if any, representing the Pledged Equity (as defined in the Security Agreement) accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt (as defined in the Security Agreement) indorsed in blank, in each cash, other than any such certificates, stock powers, and instruments already in the possession of the Administrative Agent pursuant to the terms of the Security Agreement, and (iii) each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.02), which shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation (it being understood that no account control agreements or landlord waivers shall be required to be obtained or otherwise delivered by any of the Loan Parties); provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts to deliver to the Administrative Agent the certificates, undated stock powers and instruments required by clause (ii) above or updated Intellectual Property short-form security agreements required pursuant to the terms of the Security Agreement, such certificates, stock powers, instruments or Intellectual Property short-form security agreements are not delivered as of the Third Restatement Effective Date, delivery of such items (other than any certificates representing the shares of Capital Stock of Domestic Subsidiaries) shall not be a condition to the agreement of each Lender to make the extension of credit requested to be made by it (but shall be required to be satisfied within 30 days of the Third Restatement Effective Date (or such later date as the Administrative Agent may agree in its reasonable discretion)). In addition, the Administrative Agent shall have received the results of recent lien searches in each relevant jurisdiction with respect to the Company and its subsidiaries, and such searches shall reveal no Liens on any of the assets of the Company or its subsidiaries except for Liens permitted by Section 7.02 or Liens to be discharged pursuant to documentation or arrangements reasonably satisfactory to the Administrative Agent.

(l)     Flood Hazards. The Administrative Agent shall have received for each Mortgaged Property (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination, (ii) if such Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto) and (iii) if such Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, a copy of an insurance policy, or a declaration page relating to an insurance policy, in either case showing coverage for flood insurance in an amount reasonably satisfactory to the Administrative Agent, the Lenders and the Issuing Lenders and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender's loss payable or mortgagee endorsement (as applicable), (B) name the Administrative Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee, (C) identify the address of each property located in a special flood hazard area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (D) be otherwise in form and substance reasonably satisfactory to the Administrative Agent, the Lenders and the Issuing Lenders. The Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated Lenders under the Flood Insurance Laws. The Administrative Agent will post on the applicable electronic platform (or otherwise distribute to each lender in the syndicate) documents that it receives in connection with the Flood Insurance Laws. However, the Administrative Agent reminds each Lender and Participant that, pursuant to the Flood Insurance Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

SECTION 5.02    Each Credit Event. The obligation of each Lender to make any Loan, and of the Issuing Lenders to issue, amend, renew or extend any Letter of Credit or create any Acceptance is additionally subject to the satisfaction of the following conditions:

(a)         the representations and warranties of the Borrowers set forth in Article IV, and of each Loan Party in each of the other Loan Documents to which it is a party, shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit or the date of creation of such Acceptance, as applicable (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(b)         at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit or creation of such Acceptance, as applicable, no Default shall have occurred and be continuing and

(c)         for the making of each Loan, a Borrowing Request pursuant to Section 2.06.

Each Borrowing, each issuance, amendment, renewal or extension of a Letter of Credit and each creation of an Acceptance shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in clauses (a) and (b) of the immediately preceding sentence.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit and Acceptances shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower (on behalf of itself and each of its Subsidiaries) covenants and agrees with the Lenders that:

SECTION 6.01    Financial Statements and Other Information. The Company will furnish to the Administrative Agent and each Lender:

(a)         within 90 days after the end of each fiscal year of the Company, the audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by BDO USA, LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)         within 45 days after the end of the first three fiscal quarters of the Company, the consolidated balance sheets and related consolidated statements of income and cash flows of the Company and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)         concurrently with any delivery of financial statements under clause (a) or (b) of this Section, (X) a certificate of a Responsible Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements of the Company referred to in Section 4.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (Y) a certificate of a Responsible Officer setting forth the information required pursuant to Annexes 1 through 4 of the Security Agreement and certifying that such Annexes are true and correct and contain all applicable collateral as of such date or confirming that there has been no change in such information since the date of the most recent certificate delivered pursuant to this Section 6.01(c)(Y);

(d)         promptly following any request therefor by the Administrative Agent or any Lender, a certificate of the accounting firm that reported on any financial statements delivered under clause (a) of this Section, stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)         promptly upon receipt thereof, copies of all other reports submitted to the Company by its independent certified public accountants in connection with any annual or interim audit or review of the books of the Company made by such accountants;

(f)         annually, as soon as available, but in any event within 60 days after the first day of each fiscal year of the Company, an annual budget of the Company and its Subsidiaries for such fiscal year in the same form prepared for the Company’s board of directors or in such other form reasonably satisfactory to the Administrative Agent;

(g)         promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(h)         promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrowers or any of their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Borrowers and/or their ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrowers shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and

(i)         promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Sections 6.01(a), (b) or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the date (i) on which the Company posts such documents or provides a link thereto on the Company’s website or (ii) on which such documents are posted on the Company’s behalf on Intralinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Company shall provide the Administrative Agent with electronic mail versions of such documents upon request. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

SECTION 6.02    Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)         the occurrence of any Default;

(b)         the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any of its Affiliates, other than disputes in the ordinary course of business or, whether or not in the ordinary of business, disputes involving amounts exceeding $15,000,000;

(c)         the occurrence of any ERISA Event that, individually or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)         any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 6.03    Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, Division, liquidation or dissolution permitted under Section 7.03.

SECTION 6.04    Payment of Taxes and Other Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.05    Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 6.06    Maintenance of Insurance. (a)         The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that the Company may maintain self-insurance reasonable and customary for similarly situated Persons.

(b)         With respect to each Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Insurance Laws, the Company shall, or shall cause the applicable Loan Party to, (i) maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the Mortgaged Property of the Company and each other Loan Party ceases to be financially sound and reputable after the Third Restatement Effective Date, in which case, the Company shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such reasonable total amount as the Administrative Agent and the other Lenders may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) promptly upon request of the Administrative Agent or any other Lender, deliver to the Administrative Agent (for distribution to all Lenders), evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent and the Lenders, including, without limitation, evidence of annual renewals of such insurance.

SECTION 6.07    Books and Records. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries that are full, true and correct in all material respects are made of all dealings and transactions in relation to its business and activities.

SECTION 6.08    Inspection Rights. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at the expense of the Company and at such reasonable times and as often as reasonably requested; provided that any such request and visit by any Lender shall be coordinated through the Administrative Agent.

SECTION 6.09    Compliance with Laws and Contractual Obligations. The Company will, and will cause each of its Subsidiaries to, comply with all Requirements of Law (including any Environmental Laws) applicable to it or its property, and all Contractual Obligations binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect policies and procedures designed to ensure compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 6.10    Use of Proceeds and Letters of Credit.

(i) The proceeds of the Term Loans on the Third Restatement Effective Date shall be used to refinance the Existing Term Loans, (ii) the proceeds of the Revolving Credit Loans on the Third Restatement Effective Date may be used to pay fees and expenses related to the Transactions, to refinance the Existing Credit Agreement, and for working capital and general corporation purposes and (iii) the proceeds of the Revolving Credit Loans, the Letters of Credit issued and Acceptances created hereunder after the Third Restatement Effective Date will be used for working capital (subject to the Working Capital Sublimit) and, together with the proceeds of any Incremental Term Loans, for general corporate purposes of the Company and its Subsidiaries (including for the consummation of any Acquisitions and Capital Expenditures not prohibited by this Agreement). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 6.11    Additional Subsidiary Guarantors; Real Property; Further Assurances.

(a)     Subsidiary Guarantors. The Company will take such action, and will cause each of its Domestic Subsidiaries (other than any Excluded Subsidiary), to take such action, from time to time as shall be necessary to ensure that all such Domestic Subsidiaries of the Company are “Subsidiary Guarantors” hereunder. Without limiting the generality of the foregoing, in the event that the Company or any of its Subsidiaries shall form or acquire any new Domestic Subsidiary that shall constitute a Subsidiary hereunder (other than an Excluded Subsidiary), within 45 days of the applicable formation or acquisition (as such time period may be extended by the Administrative Agent in its sole discretion) the Company and its Subsidiaries will cause such new Subsidiary to:

(i)         become a “Subsidiary Guarantor” hereunder, and a “Securing Party” under the Security Agreement pursuant to a Subsidiary Joinder Agreement;

(ii)         cause such Domestic Subsidiary to take such action (including delivering such shares of stock, executing and delivering such Uniform Commercial Code financing statements) as shall be necessary to create and perfect valid and enforceable first priority Liens on substantially all of the personal property of such new Subsidiary as collateral security for the obligations of such new Subsidiary hereunder to the extent required pursuant to the Security Agreement; and

(iii)         deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Loan Parties pursuant to Section 5.01 on the Third Restatement Effective Date as the Administrative Agent shall reasonably request.

(b)     Real Property. If, subsequent to the Third Restatement Effective Date, a Loan Party (including a Person that becomes a Guarantor pursuant to Section 6.11(a)) shall acquire any real property having a fair market value of $10,000,000 (a “Material Real Property”) or more in the reasonable estimation of the Company, the Company shall promptly (and in any event within 10 Business Days), after any Responsible Officer of a Loan Party acquires knowledge of same, notify the Administrative Agent, the Lenders and the Issuing Lenders of same. The relevant Loan Party shall not be required to execute and deliver any Mortgage on such Material Real Property until (x) at least 45 days from the date the Company provided the Administrative Agent, the Lenders and the Issuing Lenders with prior written notice of such acquisition of such Material Real Property and (y) the Company has received confirmation from the Administrative Agent, the Lenders and the Issuing Lenders that flood insurance due diligence and flood insurance compliance as required by Section 6.11(b)(ix) hereto has been completed. As soon as practicable thereafter, but in any event within 90 days thereafter (or such later date as the Administrative Agent may agree), each Loan Party shall, and shall cause each of its Subsidiaries to, take such action at its own expense as reasonably requested by the Administrative Agent, including, without limitation, grant to the Administrative Agent the following with respect to such Material Real Property:

(i)     Mortgages; Fixture Filings. The Company will deliver to the Administrative Agent a Mortgage encumbering such Mortgaged Property in favor of the Administrative Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of the appropriate Clerk of Court of the County where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as may be necessary or advisable in connection with the recording or filing thereof to create a lien under applicable laws, and such financing statements and other instruments as may be necessary or advisable to grant a mortgage or deed of trust lien under the laws of the applicable jurisdiction on the Mortgaged Property and fixtures located thereon;

(ii)     Consents and Approvals. The Company will deliver to the Administrative Agent such consents, approvals, assignments, amendments, supplements, estoppels, tenant subordination agreements, non-disturbance agreements or other instruments as may be reasonably necessary or advisable in order for the applicable Loan Party to grant the Lien of the Mortgage with respect thereto;

(iii)     Title Insurance Policies. The Company will deliver to the Administrative Agent a policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) (a “Title Policy”) insuring the Lien of such Mortgage as a valid first mortgage or deed of trust Lien on the Mortgaged Property described therein in an amount not less than the estimated fair market value of such Mortgaged Property as reasonably determined by the Company, which Title Policy shall (A) be issued by a nationally-recognized title insurance company reasonably acceptable to the Administrative Agent (the “Title Company”), (B) include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (C) be supplemented by a “tie-in” or “aggregation” endorsement, if available under applicable law, and such other endorsements as may reasonably be requested by the Administrative Agent (including endorsements on matters relating to usury, first loss, zoning, contiguity, revolving credit, doing business, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, and so-called comprehensive coverage over covenants and restrictions) if available under applicable law at commercially reasonable rates, and (E) contain no other exceptions to title other than Permitted Liens and other exceptions acceptable to the Administrative Agent in its sole discretion;

(iv)     Affidavits and Other Information. The Company will deliver to the Administrative Agent such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as may be required to induce the Title Company to issue the Title Policies and endorsements contemplated above;

(v)     Payment of Title Fees and Premiums. The Company will deliver to the Administrative Agent evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies and endorsements contemplated above;

(vi)     Leases. The Company will deliver to the Administrative Agent copies of all leases (or other agreements relating to possessory interests, if any) affecting such Mortgaged Property pursuant to which any Loan Party holds the lessor’s (or other grantor’s or licensor’s) interest, which agreement shall, if so requested by the Administrative Agent, be subordinate to the Lien of the applicable Mortgage, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement in form and substance reasonably acceptable to the Administrative Agent;

(vii)     Opinions. The Company will deliver to the Administrative Agent favorable written opinions, addressed to the Administrative Agent and the Secured Parties, of local counsel to the Loan Parties in each jurisdiction (i) where a Mortgaged Property is located regarding the enforceability of each such Mortgage and customary related matters and (ii) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized, regarding the due execution, delivery and enforceability of each such Mortgage, and such other matters as may be reasonably requested by the Administrative Agent, each in form and substance reasonably acceptable to the Administrative Agent; and

(viii)     Surveys. Upon request by the Administrative Agent (i) for any Mortgaged Property for which a survey has been completed and (ii) with respect to any Mortgaged Property designated as a special flood hazard area by the Federal Emergency Management Agency (or any successor agency), the Company will deliver to the Administrative Agent a survey of such Mortgaged Property that is (A) (w) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (x) certified to the Administrative Agent and the Title Company, (y) compliant with the minimum requirements of the American Land Title Association as such requirements are in effect on the date of preparation thereof and (z) sufficient for the Title Company to remove the standard survey exception from the applicable Title Policy and to provide reasonable and customary survey-related endorsements thereto or (B) otherwise acceptable to the Administrative Agent (a “Survey”); provided, however, that a Survey shall not be required to the extent that (x) an existing survey together with an “affidavit of no change” satisfactory to the Title Company is delivered to the Administrative Agent and the Title Company and (y) the Title Company removes the standard survey exception from the applicable Title Policy and provides reasonable and customary survey-related endorsements thereto.

(ix)     Flood Hazards. The Administrative Agent shall have received for each Mortgaged Property (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination, (ii) if such Mortgaged Property located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto) and (iii) if such Mortgaged Property located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, a copy of an insurance policy, or a declaration page relating to an insurance policy, in either case showing coverage for flood insurance in an amount reasonably satisfactory to the Administrative Agent, the Lenders and the Issuing Lenders and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender's loss payable or mortgagee endorsement (as applicable), (B) name the Administrative Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee, (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (D) be otherwise in form and substance reasonably satisfactory to the Administrative Agent, the Lenders and the Issuing Lenders. The Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated Lenders under the Flood Insurance Laws. The Administrative Agent will post on the applicable electronic platform (or otherwise distribute to each lender in the syndicate) documents that it receives in connection with the Flood Insurance Laws. However, the Administrative Agent reminds each Lender and Participant that, pursuant to the Flood Insurance Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

(x)     Officers Certificates. The Administrative Agent shall have received a certificate of a Responsible Officer in form and substance reasonably acceptable to the Administrative Agent certifying that the attached updated Schedule 1.01(b) sets forth the address of all Material Real Property that is owned by the Loan Parties as of the date thereof.

(c)     Further Assurances. The Company will, and will cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement, including without limitation providing the Administrative Agent evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as additional insured or mortgagee and loss payee, as applicable, under each insurance policy with respect to such insurance as to which the Administrative Agent shall have reasonably requested to be so named. Without limiting the foregoing, in the event that any additional Capital Stock shall be issued by any Subsidiary, the Loan Party agrees forthwith to deliver to the Administrative Agent pursuant to the Security Agreement the certificates evidencing such shares of stock, accompanied by undated stock powers executed in blank and to take such other action as the Administrative Agent shall request to perfect the security interest created therein pursuant to the Security Agreement. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Loan Party shall be required to grant or perfect a security interest in any property with respect to which the Administrative Agent determines, in its reasonable discretion and in consultation with the Company, that the costs or other consequences of granting or perfecting a security interest therein are excessive in relation to the benefits to Secured Parties afforded thereby. If requested by the Administrative Agent, any Lender or any Issuing Lender, the Company will, and will cause each of its Subsidiaries to cooperate with and provide any information necessary for the Administrative Agent, such Lender or such Issuing Lender, as the case may be, to conduct its flood due diligence and flood insurance compliance.

SECTION 6.12    Post-Closing Covenant.

Real Property. Within 90 days of the Third Restatement Effective Date (as such time period may be extended by the Administrative Agent in its sole discretion) with respect to any Mortgaged Property owned in fee simple by any Loan Party on the Third Restatement Effective Date:

(a)     Mortgage Amendments. The Company will deliver to the Administrative Agent an amendment to each existing Mortgage (a “Mortgage Amendment”) encumbering each Mortgaged Property in favor of the Administrative Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of the appropriate Clerk of Court of the County where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as may be necessary or advisable in connection with the recording or filing thereof to create a lien under applicable laws;

(b)     Title Insurance Policies. The Company will deliver to the Administrative Agent with respect to each Mortgaged Property, a date down endorsement to each existing mortgagee title insurance policy or, if not available, a new Title Policy, disclosing no additional liens or title exceptions against the Mortgaged Properties other than Permitted Liens, extending the date of such mortgagee’s title insurance policy to the date of recordation of such Mortgage Amendment, and shall otherwise be in form and substance reasonably acceptable to the Administrative Agent;

(c)     Opinions. The Company will deliver to the Administrative Agent favorable written opinions, addressed to the Administrative Agent and the Secured Parties, of local counsel to the Loan Parties in each jurisdiction (i) where a Mortgaged Property is located regarding the enforceability of each such Mortgage, as amended by a Mortgage Amendment, and customary related matters and (ii) where the applicable Loan Party is organized, regarding the due execution, delivery and enforceability of each such Mortgage, as amended by a Mortgage Amendment, and such other matters as may be reasonably requested by the Administrative Agent, each in form and substance reasonably acceptable to the Administrative Agent.

ARTICLE VII

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit and Acceptances have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower (on behalf of itself and each of its Subsidiaries) covenants and agrees with the Lenders that:

SECTION 7.01    Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)         Indebtedness created hereunder and the other Loan Documents;

(b)         Indebtedness existing on the Third Restatement Effective Date and set forth on Schedule 7.01 and any Permitted Refinancing thereof;

(c)         (i) Indebtedness of the Company to any Loan Party, (ii) Indebtedness of any Loan Party (other than the Company) to the Company or any other Loan Party and (iii) Indebtedness of the Company or any Subsidiary to any Subsidiary that is not a Loan Party; provided that the aggregate principal amount of Indebtedness incurred by the Loan Parties to any Subsidiary that is not a Loan Party after the Third Restatement Effective Date, together with the aggregate amount of Investments by the Loan Parties in such Subsidiaries made under Section 7.06(c)(ii) after the Third Restatement Effective Date, shall not exceed $20,000,000 at any time outstanding;

(d)         (x) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to, at the time of or within 90 days after such acquisition or the completion of such construction or improvement and (y) any Permitted Refinancing thereof; provided that the sum of the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $20,000,000 at any time outstanding;

(e)         (x) Indebtedness of any Person that becomes a Subsidiary after the Third Restatement Effective Date other than as a result of a Division; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (y) any Permitted Refinancing thereof; provided that the sum of the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $20,000,000 at any time outstanding;

(f)         other Indebtedness in an aggregate principal amount not exceeding $25,000,000 at any time outstanding;

(g)         Indebtedness incurred after the Third Restatement Effective Date by the Company or any Subsidiary not exceeding an aggregate principal amount of $30,000,000 at any time outstanding pursuant to Sale/Leaseback Transactions permitted under Section 7.12; and

(h)         (x) additional unsecured Indebtedness of the Company or any Subsidiary having no scheduled principal payments or prepayments prior to the date that is 6 months after the later of the (i) Term Loan Maturity Date or (ii) the Revolving Credit Commitment Termination Date; provided that (i) no Event of Default has occurred and is continuing or will immediately result from the incurrence of such Indebtedness and (ii) after giving pro forma effect to the incurrence of such Indebtedness and the use of proceeds thereof as if the incurrence of such Indebtedness had occurred on the first day of the most recent Reference Period for which financial statements are available, the Consolidated Leverage Ratio is less than or equal to the Required Ratio minus 0.25x on the last day of such period (without giving effect to any temporary increase in the Required Ratio as set forth in the proviso to Section 7.11(a)) and (y) any Permitted Refinancing thereof.

SECTION 7.02    Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)         Liens created pursuant to the Loan Documents;

(b)         Permitted Liens;

(c)         any Lien on any property or asset of the Company or any of its Subsidiaries existing on the Third Restatement Effective Date and set forth on Schedule 7.02; provided that (i) no such Lien shall extend to any other property or asset of the Company or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the Third Restatement Effective Date and extensions, renewals, replacements and combinations thereof that do not increase the outstanding principal amount thereof or commitment therefor, in each case, as in effect on the Third Restatement Effective Date;

(d)         Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 7.01(d) so long as such Indebtedness permitted by Section 7.01(d) does not exceed an aggregate principal amount of $20,000,000 at any time outstanding, (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets or otherwise constitutes a Permitted Refinancing of Indebtedness satisfying this clause (ii), and (iii) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(e)         any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Third Restatement Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 7.01(e) so long as such Indebtedness permitted by Section 7.01(e) does not exceed an aggregate principal amount of $20,000,000, (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (iii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the original outstanding principal amount thereof; and

(f)         Liens not otherwise permitted by this Section 7.02 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Company and all Subsidiaries) $15,000,000 at any one time.

SECTION 7.03    Mergers, Consolidations, Etc. The Company will not, and will not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or consummate a Division as the Dividing Person, except that:

(a)         any Subsidiary may be merged or consolidated with or into any Borrower, so long as (i) if the Company is a party to such transaction, the Company is the surviving entity or (ii) otherwise, any Subsidiary which is a Loan Party is the surviving entity;

(b)         any Subsidiary may be merged or consolidated with or into any other Subsidiary, so long as if any Subsidiary party to such transaction is a Loan Party, the surviving entity thereof is a Loan Party;

(c)         any Subsidiary may be dissolved or liquidated if the Company determines in good faith such liquidation or dissolution is in the best interests of the Company and not materially disadvantageous to the Lenders and all assets (if any) of such Subsidiary are transferred to a Loan Party prior to such dissolution or liquidation; and

(d)         any Subsidiary may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Subsidiaries at such time or, if the Dividing Person was a Loan Party immediately prior to such Division, by one or more Loan Parties at such time, or with respect to assets not so held by one or more Subsidiaries or Loan Parties, as applicable, such Division, in the aggregate, would otherwise result in a Disposition permitted by Section 7.04.

SECTION 7.04    Dispositions. The Company will not, and will not permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired (including receivables and leasehold interests), except:

(a)         obsolete or worn out property, tools or equipment no longer used or useful in its business;

(b)         any inventory or other property sold or disposed of in the ordinary course of business and for fair consideration;

(c)         the sale, conversion or other disposition of any stores or “flower fulfillment centers” operated by the Company or any Subsidiary to franchisees for fair consideration;

(d)         any Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its property to the Company or any wholly owned Subsidiary of the Company that is a Loan Party;

(e)         the Capital Stock of any Subsidiary may be sold, transferred or otherwise disposed of to the Company or any wholly owned Subsidiary of the Company that is a Loan Party; and

(f)         Dispositions of property by the Company or any Subsidiary having an aggregate fair market value not exceeding the greater of (i) 20% of consolidated total assets (as set forth on the consolidated balance sheet of the Company and its Subsidiaries as of the most recent fiscal quarter for which financial statements are available) per annum and (ii) $150,000,000 in the aggregate;

(g)         Dispositions of property by the Company or any Subsidiary to effect Sale/Leaseback Transactions permitted under Section 7.12; and

(h) Leases of real or personal property in the ordinary course of business which do not materially interfere with the business of the Company and its Subsidiaries.

SECTION 7.05    Lines of Business. The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the Third Restatement Effective Date and businesses reasonably related or incidental or ancillary thereto.

SECTION 7.06    Investments and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, make or suffer to exist any Investment in any Person or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)         Cash Equivalents;

(b)         Investments (other than Investments permitted under clauses (a) and (c) of this Section) existing on the Third Restatement Effective Date and set forth on Schedule 7.06;

(c)         (i) Investments by any Loan Party in any other Loan Party; and (ii) Investments by the Company or any Subsidiary in any Subsidiary that is not a Loan Party; provided that the aggregate amount of Investments by the Loan Parties in any Subsidiary that is not a Loan Party after the Third Restatement Effective Date, together with the aggregate principal amount of Indebtedness owing by any Loan Party to such Subsidiaries incurred under Section 7.01(c)(iii) after the Third Restatement Effective Date, shall not exceed $20,000,000;

(d)         To the extent constituting an Investment, Indebtedness permitted by Section 7.01;

(e)         purchases of inventory and other property to be sold or used in the ordinary course of business;

(f)         Acquisitions after the Third Restatement Effective Date by the Company or any other Loan Party; provided that (i) if such Acquisition is an acquisition of Capital Stock of a Person, such Acquisition shall not be opposed by the board of directors (or similar governing body) of such Person, (ii) no Default shall have then occurred and be continuing or would result therefrom, (iii) after giving effect to such Acquisition on a pro forma basis as if such Acquisition had occurred on the first day of the most recent Reference Period for which financial statements are available, the Consolidated Leverage Ratio is less than or equal to the Required Ratio on the last day of such period; and (iv) prior to the consummation of any such Acquisition, the Administrative Agent shall have received a certificate of a Responsible Officer setting forth the calculations required to determine compliance with clause (iii) above and certifying that the conditions set forth in this clause (f) with respect to such Acquisition have been satisfied;

(g)         Investments (including debt obligations) received by the Company and its Subsidiaries in connection with the bankruptcy or reorganization of suppliers and/or customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and/or suppliers arising in the ordinary course of business;

(h)         Investments under Swap Agreements permitted by Section 7.10;

(i)         bona fide advances to employees and officers of the Company and its Subsidiaries for the purpose of paying payroll, travel and related expenses incurred for proper business purposes of the Company or such Subsidiary;

(j)         Investments received by the Company and its Subsidiaries in connection with any Disposition permitted by Section 7.04;

(k)         Investments held by any Person that becomes a Subsidiary after the Third Restatement Effective Date; provided that (i) such Investments exist at the time such Person becomes a Subsidiary and are not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) such Investments shall not be increased after such time unless such increase is permitted by another clause of this Section;

(l)         other Investments after the Third Restatement Effective Date; provided that (i) no Event of Default has occurred and is continuing or will immediately result from such Investment and (ii) after giving effect to such Investment on a pro forma basis as if such Investment had occurred on the first day of the most recent Reference Period for which financial statements are available, the Consolidated Leverage Ratio is less than or equal to the Required Ratio minus 0.50x on the last day of such Reference Period (without giving effect to any temporary increase in the Required Ratio as set forth in the proviso to Section 7.11(a));

(m)         Investments by the Company or any Subsidiary in the Capital Stock of any other Person (other than any Acquisition) in an aggregate amount (valued at cost on the date such Investment was made) not exceeding $10,000,000; and

(n)         in addition to Investments otherwise expressly permitted by this Section 7.06, Investments by the Company or any of its Subsidiaries in an aggregate amount (valued at cost on the date such Investment was made) not to exceed $35,000,000 during the term of this Agreement.

SECTION 7.07    Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:

(a)         the Company may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its Capital Stock;

(b)         the Company may make Restricted Payments after the Third Restatement Effective Date in an aggregate amount not exceeding $75,000,000; provided that, at the time of any such Restricted Payment and immediately after giving effect thereto, no Default shall have occurred and be continuing;

(c)         the Company may make Restricted Payments after the Third Restatement Effective Date; provided that, (i) at the time of any such Restricted Payment and immediately after giving effect thereto, no Default shall have occurred and be continuing and (ii) after giving effect to any such Restricted Payment on a pro forma basis as if such Restricted Payment had occurred on the first day of the most recent Reference Period for which financial statements are available, the Consolidated Leverage Ratio is less than or equal to the Required Ratio minus 0.50x (without giving effect to any temporary increase in the Required Ratio pursuant to the proviso set forth in Section 7.11(a)) on the last day of such period;

(d)         the Company may pay cash dividends in respect of preferred Capital Stock of the Company not exceeding an aggregate amount of $20,000,000 in any fiscal year; provided that (i) at the time of such dividend and immediately after giving effect thereto, no Default shall have occurred and be continuing and (ii) after giving effect to any such dividend on a pro forma basis as if such dividend had occurred on the first day of the most recent Reference Period for which financial statements are available, the Consolidated Leverage Ratio is less than or equal to the Required Ratio and the Consolidated Fixed Charge Coverage Ratio is not less than the Consolidated Fixed Charge Coverage Ratio applicable during such period;

provided that nothing herein shall be deemed to prohibit (x) the payment of dividends by any Subsidiary of the Company to the Company or any other Subsidiary of the Company or, if applicable, any minority shareholder of such Subsidiary (in accordance with the percentage of the Capital Stock of such Subsidiary owned by such minority shareholder) and (y) repurchases of Capital Stock deemed to occur as a result of the surrender of such Capital Stock for cancellation in connection with the exercise of stock options or warrants.

SECTION 7.08    Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)         transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s length basis from a Person that is not an Affiliate;

(b)         transactions between or among the Company and its wholly-owned Subsidiaries not involving any other Affiliate;

(c)         any Investment permitted by Section 7.06;

(d)         any Restricted Payment permitted by Section 7.07; and

(e)         any Affiliate who is a natural person may serve as an employee or director of any Borrower and receive reasonable compensation for his services in such capacity.

SECTION 7.09    Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; except:

(i)         restrictions and conditions imposed by law or by this Agreement;

(ii)         restrictions and conditions existing on the Third Restatement Effective Date set forth on Schedule 7.09 and in the documentation governing any Permitted Refinancing thereof (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition);

(iii)         customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder;

(iv)         (with respect to clause (a) above) (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (y) customary provisions in leases and other contracts restricting the assignment thereof; and

(v)         (with respect to clause (a) above) provisions in any lease or lease agreement, or any restrictions or conditions imposed by any landlord, prohibiting or restricting the granting, creation or incurrence of any liens on any premises leased by the Company or any of its Subsidiaries.

SECTION 7.10    Swap Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, other than Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

SECTION 7.11    Financial Covenants.

(a)     Consolidated Leverage Ratio. The Company will not permit the Consolidated Leverage Ratio to exceed (i) as of the end of the Reference Period ending on or nearest to June 30, 2023, 2.75 to 1.00, (ii) as of the end of the Reference Period ending on or nearest to September 30, 2023 and each subsequent Reference Period ending on or nearest to September 30 thereafter, 3.25 to 1.00 and (iii) beginning with the Reference Period ending on or nearest to December 31, 2023 and as of the end of each Reference Period ending on or nearest to March 31, June 30 and December 31 of any fiscal year thereafter, 2.50 to 1.00 (such required level of Consolidated Leverage Ratio from time to time, the “Required Ratio”); provided that, the Required Ratios set forth above shall be temporarily increased by the Applicable Increase upon and following the consummation of a Material Acquisition (it being understood, for the avoidance of doubt, that (i) in no event shall the Required Ratio for any Reference Period of any fiscal year exceed 4.00 to 1.00 and (ii) no more than one such Applicable Increase shall be in effect at any time).

(b)     Consolidated Fixed Charge Coverage Ratio. The Company will not permit the Consolidated Fixed Charge Coverage Ratio as at the last day of any fiscal quarter of the Company to be less than (i) 1.10 to 1.00, as at the last day of the fiscal quarters ending on or nearest to June 30, 2023, September 30, 2023, December 31, 2023, March 31, 2024 and June 30, 2024 and (ii) 1.25 to 1.00, as at the last day of the fiscal quarter ending on or nearest to September 30, 2024 and each quarter thereafter.

SECTION 7.12    Sale-Leasebacks. The Company will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary (a “Sale/Leaseback Transaction”), except for Sale/Leaseback Transactions by the Company and its Subsidiaries with an aggregate sales price not exceeding $40,000,000.

SECTION 7.13    Modifications of Organizational Documents. The Company will not, and will not permit any of its Subsidiaries to, consent to any modification, supplement or waiver of any of the provisions of the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries that could reasonably be expected to be materially adverse to the interests of the Lenders, in each case, without the prior consent of the Required Lenders (or the Administrative Agent, with the approval of the Required Lenders); provided that the foregoing shall not apply to any modification of the charter, by-laws or other organizational documents of any Subsidiary effected solely in connection with the liquidation or dissolution thereof permitted by Section 7.03.

SECTION 7.14    Use of Proceeds and Letters of Credit. The Company and each Subsidiary Borrower will not use, and, to the knowledge of the Company and each Subsidiary Borrower, the respective directors, officers, employees and agents of the Company and its Subsidiaries shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country.

ARTICLE VIII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)         any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)         any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c)         any representation or warranty made or deemed made by or on behalf of the Company or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any such amendment, modification or waiver, shall prove to have been incorrect when made or deemed made in any material respect;

(d)         any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02, 6.03 (with respect to the existence of any Borrower) or 6.09 or in Article VII or any of its respective obligations contained in Section 4.01 or 4.02 of the Security Agreement;

(e)         any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (given at the request of any Lender);

(f)         the Company or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)         any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)         an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)         the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)         the Company or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)         one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 (not covered by insurance where the carrier has accepted responsibility) shall be rendered against the Company or any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l)         an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)         a Change in Control shall occur; or

(n)         (i) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under Section 7.02 or under the respective Security Documents), or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Loan Party, (ii) at any time after the execution and delivery thereof, the Guarantee of the Guaranteed Obligations (the “Guaranty”), for any reason other than the satisfaction in full of all Guaranteed Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Loan Party shall contest the validity, enforceability, perfection or priority of the Guaranty, any Loan Document, or any Lien granted thereunder in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Loan Document to which it is a party, or (iii) any Loan Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers, priority and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or any Lien shall fail to be a first priority, perfected Lien on a material portion of the collateral;

then, and in every such event (other than any event with respect to any Loan Party described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Loan Party described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.01    Appointment and Authorization of Agents.

Each of the Lenders and the Issuing Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances provided in Section 10.02), and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed (including by Electronic Signature) or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent which shall be a Lender with an office in New York, New York or an Affiliate of a Lender. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Notwithstanding anything herein to the contrary, the Joint Bookrunners, the Joint Lead Arrangers, the Syndication Agent and the Co-Documentation Agents named on the cover page of this Agreement and the Arrangers (as defined in the First Amendment) shall not have any duties or liabilities under this Agreement, except in their capacity, if any, as Lenders.

Each Lender, by delivering its signature page to this Agreement on the Third Restatement Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Third Restatement Effective Date.

SECTION 9.02    Certain ERISA Matters.

(a)     Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i)     such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement,

(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)     In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 9.03    Erroneous Payments.

(a) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.03 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrowers and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(d) Each party’s obligations under this Section 9.03 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

ARTICLE X

MISCELLANEOUS

SECTION 10.01    Notices.

(a)     Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, (i) if to the Company, any Subsidiary Borrower, the Administrative Agent, or any Issuing Lender, as set forth in Schedule 10.01; and (ii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)     Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or a Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)     Change of Address, Etc. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02    Waivers; Amendments.

(a)     No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, any Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lenders and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by a Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan, issuance of a Letter of Credit or creation of an Acceptance shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Lender may have had notice or knowledge of such Default at the time.

(b)     Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders (or, in the case of any such waiver, amendment or modification relating to Letters of Credit or Acceptances, the Required Revolving Credit Lenders) or by the Loan Parties and the Administrative Agent with the consent of the Required Lenders (or the Required Revolving Credit Lenders, as applicable); provided that no such agreement shall:

(i)         increase the Commitment of any Lender without the written consent of each Lender directly adversely affected thereby;

(ii)         reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly adversely affected thereby;

(iii)         postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly adversely affected thereby;

(iv)         change Section 2.20(b), (c) or (d) or Section 5.09 of the Security Agreement in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender or other Secured Party affected thereby;

(v)         change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender affected thereby; or

(vi)         release all or substantially all of the Guarantors from their guarantee obligations under Article III (except as otherwise provided therein) or all or substantially all of the collateral, in each case without the written consent of each Lender;

and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Lender hereunder without the prior written consent of the Administrative Agent or such Issuing Lender, as the case may be.

Except as otherwise provided in this Section with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Security Documents; provided that without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or substantially all of the collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering property (and to release any such Guarantor) that is the subject of either a disposition of property or a release of a Guarantor permitted hereunder or a disposition or release to which the Required Lenders have consented.

For the benefit of the Administrative Agent and each Lender, the Borrower and each Lender (including Lenders constituting the Required Lenders) and their successors and assigns hereby agree not to (and the Lenders (including Lenders constituting the Required Lenders) hereby instruct the Administrative Agent not to) enter into any amendment, waiver or consent in respect of this Agreement, any other Loan Document or any provision hereof or thereof that shall (x) subordinate the Liens on the Collateral that secures the Obligations to any other Indebtedness for borrowed money or (y) subordinate the right of payment of the Obligations to the right of payment of any other Indebtedness for borrowed money, other than, any other Indebtedness so long as the adversely affected Lender has been offered a bona fide opportunity to participate on a ratable basis (based on the amount of Obligations that are adversely affected thereby held by each Lender) and on the same terms as all other providers of such Indebtedness, without the written consent of each Lender directly and adversely affected thereby.

SECTION 10.03    Expenses; Indemnity; Damage Waiver.

(a)     Costs and Expenses. The Company shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit, creation of any Acceptance or any demand for payment thereunder, (iii) all out of pocket expenses incurred by the Administrative Agent, any Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made, Letters of Credit issued or Acceptances created hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect thereof and (iv) and all reasonable costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b)     Indemnification by the Company. The Company shall indemnify the Administrative Agent, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan, Letter of Credit or Acceptance or the use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit or an Acceptance if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit or such Acceptance), (iii) any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)     Reimbursement by Lenders. To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Issuing Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Lender in its capacity as such.

(d)     Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan, Letter of Credit or Acceptance or the use of the proceeds thereof.

(e)     Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

(f)     For the avoidance of doubt, any indemnification relating to Taxes, other than Taxes resulting from any non-Tax claim, shall be covered by Section 2.19 and shall not be covered by this Section 10.03.

SECTION 10.04    Successors and Assigns; Participations.

(a)    Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit or creates any Acceptance), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit or creates any Acceptance), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders.

(i)     Assignments Generally. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees, other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)         the Company; provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Person; provided, further, that the Company shall be deemed to have consented to any such assignment unless the Company shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B)         the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)         (in the case of assignments of the Revolving Credit Commitment and Revolving Credit Loans) each Issuing Lender.

(ii)     Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, or, in the case of an assignment of Term Loans and Incremental Term Loans, $1,000,000, unless each of the Company and the Administrative Agent otherwise consent; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)         (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(D)         the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)     Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.17, 2.18, 2.19 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)     Maintenance of Register. The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)     Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)     Participations.

(i)     Participations Generally. Any Lender may, without the consent of the Borrowers, the Administrative Agent or any Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (subject to the requirements and limitations of such Sections, including the requirement to provide the forms and certificates pursuant to Section 2.19(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.20(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, LC Disbursements or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans, LC Disbursements or other obligations under this Agreement), except to the extent that such disclosure is necessary to establish that such Loan, LC Disbursement or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)     Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.17 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent (such consent not to be unreasonably withheld, it being understood that the Company may withhold its consent if such participation could be reasonably expected to result in any increase in any Borrower’s payment obligations under Section 2.17 or 2.19). No Participant shall be entitled to the benefits of Section 2.19 unless such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.19(e) as though it were a Lender.

(d)     Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Notwithstanding anything herein to the contrary, no assignment made pursuant to this Section 10.04 shall be made to any Loan Party or any Loan Party’s Affiliates or Subsidiaries or to a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person).

SECTION 10.05    Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, issuance of any Letters of Credit and creation of any Acceptances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit or any Acceptance is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.17, 2.18, 2.19, 3.03 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit, Acceptances and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, electronic deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it (it being understood that the Administrative Agent hereby consents to the use of DocuSign for purposes of providing Electronic Signatures to any Loan Document or any Ancillary Document to the extent the Loans Parties comply with the verification measures requested by the Administrative Agent in accordance with the Administrative Agent’s internal policies and procedures as communicated to the Company from time to time); provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely, so long as such reliance is not the product of the gross negligence or willful misconduct of such Person, on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be reasonably promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower and each other Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, and the Borrowers and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iii) waives any claim against the Administrative Agent, any Joint Lead Arranger, any Joint Bookrunner, the Syndication Agent, any Co-Documentation Agent, any Arranger, any Issuing Lender and any Lender, and any Related Party of any of the foregoing Persons, for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of any Borrower and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature, so long as such reliance or use is not the product of the gross negligence or willful misconduct of such Person.

SECTION 10.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of any Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set off. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09    Governing Law; Jurisdiction; Consent to Service of Process.

(a)     Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)     Submission to Jurisdiction. Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document will prevent the Administrative Agent, any Issuing Lender or any Lender from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established.

(c)     Waiver of Venue. Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12    Confidentiality. Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any governmental or regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its Subsidiaries and their respective obligations, (g) with the consent of the Company, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender (i) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis from a source other than a Loan Party. For the purposes of this Section, “Information” means all information received from any Loan Party relating to the Company and its Subsidiaries and their business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by a Loan Party and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that in the case of information received from any Loan Party after the Third Restatement Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 10.13    USA PATRIOT Act. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) and the Beneficial Ownership Regulation, such Lender may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify the Loan Parties in accordance with said Act and the Beneficial Ownership Regulation.

SECTION 10.14    Authorization of Company. Each Subsidiary Borrower hereby authorizes the Company to give on behalf of such Subsidiary Borrower all notices, consents and other communications that may be given by such Subsidiary Borrower under or in connection with this Agreement or any other Loan Document, and to receive on behalf of such Subsidiary Borrower all notices, consents and other communications that may be given to such Subsidiary Borrower under or in connection with this Agreement or any other Loan Document (in each case, irrespective of whether or not such notice, consent or other communication is expressly provided elsewhere in this Agreement to be given or received by the Company on behalf of such Subsidiary Borrower). Such notices, consents and other communications may include Borrowing Requests, notices as to continuations, conversions and prepayments of Loans, notices and demands in connection with Defaults, and notices and demands in connection with the exercise by the Administrative Agent or any Lender of remedies. Such notices, consents and other communications may be given by or to the Company in its own name or in the name of the applicable Subsidiary Borrower. The authority given by each Subsidiary Borrower in this Section is coupled with an interest and is irrevocable until all the Revolving Credit Commitments and all Letters of Credit and Acceptances have expired or been terminated and all the obligations of such Subsidiary Borrower under this Agreement and the other Loan Documents have been paid in full.

SECTION 10.15    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties and their Affiliates, on the one hand, and the Lenders, on the other hand, and the Loan Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, each of the Lenders each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Loan Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) no Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the any Lender has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and no Lender has any obligation to any Loan Party or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and no Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Loan Party agrees that it will not assert any claim against any Lender based on an alleged breach of fiduciary duty by such Lender in connection with this Agreement and the Transactions contemplated hereby.

SECTION 10.16    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)         the effects of any Bail-In Action on any such liability, including, if applicable:

(i)         a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 10.17    No Novation. The terms and conditions of the Existing Credit Agreement are amended as set forth herein, and restated in their entirety and superseded by, this Agreement. Nothing in this Agreement shall be deemed to work a novation of any of the obligations under the Existing Credit Agreement. Notwithstanding any provision of this Agreement or any other document or instrument executed in connection herewith, the execution and delivery of this Agreement and the incurrence of obligations hereunder shall be in substitution for, but not in payment of, the obligations owed by the Borrowers and the Guarantors under the Existing Credit Agreement. From and after the date hereof, each reference to the “Credit Agreement” or other reference originally applicable to the Existing Credit Agreement contained in any document executed and delivered in connection therewith shall be a reference to this Agreement, as amended, supplemented, restated or otherwise modified from time to time.

SECTION 10.18    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 10.19    Judgement Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrowers in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such Currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under Applicable law).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

1-800-FLOWERS.COM, INC.

By:	/s/ William E. Shea
Name: William E. Shea
Title: Senior Vice President, Treasurer and Chief Financial Officer

[Signature Page to 1-800 Flowers Third Amended and Restated Credit Agreement]

SUBSIDIARY BORROWERS:

BLOOMNET, INC. NAPCO MARKETING CORP. DESIGNPAC GIFTS LLC 800-FLOWERS, INC. CHERYL & CO. THE POPCORN FACTORY, INC.

By:	/s/ William E. Shea
Name: William E. Shea
Title: Vice President and Treasurer

HARRY & DAVID HOLDINGS, INC. HARRY AND DAVID, LLC

By:	/s/ Joseph Rowland
Name: Joseph Rowland
Title: President

[Signature Page to 1-800 Flowers Third Amended and Restated Credit Agreement]

SUBSIDIARY GUARANTORS:

CONROY’S, INC.

1-800-FLOWERS TEAM SERVICES, INC.

1-800-FLOWERS.COM FRANCHISE CO., INC.

BLOOMNET, INC.

CELEBRATIONS.COM, LLC

DESIGNPAC CO., INC.

FLOWERAMA OF AMERICA, INC.

GREAT FOODS, LLC

NAPCO MARKETING CORP.

FRESH GIFT CARDS, INC.

DESIGNPAC GIFTS LLC

1-800-FLOWERS SERVICE SUPPORT CENTER, INC.

800-FLOWERS, INC.

CHERYL & CO.

THE POPCORN FACTORY, INC.

PERSONALIZATIONMALL.COM, LLC

SHARI'S BERRIES.COM, LLC

By:	/s/ William E. Shea
Name: William E. Shea
Title: Vice President and Treasurer

HARRY & DAVID HOLDINGS, INC. HARRY AND DAVID, LLC BEAR CREEK ORCHARDS, INC. HARRY & DAVID OPERATIONS, INC.

By:	/s/ Joseph Rowland
Name: Joseph Rowland
Title: President

[Signature Page to 1-800 Flowers Third Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A. as Administrative Agent, and as a Lender, and as an Issuing Lender

By:	/s/ Anthony Galea
Name: Anthony Galea
Title: Managing Director

[Signature Page to 1-800 Flowers Third Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION as a Lender and as an Issuing Lender

By:	/s/ Michael Zick
Name: Michael Zick
Title: Director

[Signature Page to 1-800 Flowers Third Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Martha Novak
Name: Martha Novak
Title: Senior Vice President

[Signature Page to 1-800 Flowers Third Amended and Restated Credit Agreement]

TD Bank, N.A., as a Lender

By:	/s/ John Topolovec
Name: John Topolovec
Title: Vice President

[Signature Page to 1-800 Flowers Third Amended and Restated Credit Agreement]

Citibank, N.A., as a Lender

By:	/s/ Jason Boera
Name: Jason Boera
Title: Authorized Signer

[Signature Page to 1-800 Flowers Third Amended and Restated Credit Agreement]

M&T Bank, as a Lender

By:	/s/ Scott Troy
Name: Scott Troy
Title: Senior Vice President

[Signature Page to 1-800 Flowers Third Amended and Restated Credit Agreement]